                                                                    Exhibit 99.1


                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                   MIAVITA LLC

                                       AND

                             MATRIA HEALTHCARE, INC.

                            DATED AS OF MARCH 9, 2005

                                 INDEX OF TERMS

                Term                              Section
                ----                              -------
Action                                            4.17
Adjusted EBITDA                                   2.4(g)
Adjusted Net Revenue                              2.4(e)
Affiliate                                         1(d)
Agreement                                         Preamble
Alternate Accounting Firm                         2.5(f)
Ancillary Revenue                                 2.4(e)
Assets                                            1(a)
Assignment and Assumption Agreement               8.2(h)
Assumed Liabilities                               1(c)
Assumed Trade Payables                            1(c)
Assumed Vacation Pay                              1(c)
Balance Sheet Date                                4.8
Benefit Plan                                      4.19(a)
Benefit Plans                                     4.19(a)
Bonus Plan                                        7.12
Bundled Business Services                         2.4(h)
Business                                          Recitals
Cap Amount                                        10.3(b)
Cash Amount                                       2.1(d)
Claim Notice                                      10.4(a)
Claims Period                                     10.1(b)
Closing                                           3
Closing Date                                      3
Closing Date Financial Statements                 2.3(a)
Closing Stock Price                               2.5(b)
Code                                              4.19(c)
Collateral Agreements                             4.2
Confidentiality Agreement                         9.2(a)
Credit Agreement                                  2.5(c)

              Term                                  Section
              ----                                  -------
Credited Pricing                                   2.4(h)
Customers                                          4.27(a)
Damages                                            10.2(a)
Designated Contract                                2.4(e)
Environmental Laws                                 4.28
ERISA                                              4.19(a)
Escrow Agent                                       2.2(b)
Escrow Agreement                                   2.2(b)
Estimated Balance Sheet                            2.1(f)
Estimated Initial Purchase Price                   2.1(f)
Estimated Mile Stone Payment                       2.5(d)
Excess Amount                                      2.3(b)
Excluded Assets                                    1(b)
Excluded Assets Amounts                            2.1(c)
Excluded Liabilities                               1(d)
Excluded Liabilities Amounts                       2.1(c)
Exclusive Period                                   7.4
Final Mile Stone Payment                           2.5(e)
Financial Statements                               4.6
Furniture, Fixtures and Equipment                  1(a)(viii)
GAAP                                               4.6
Georgia Act                                        4.35(c)
Government Payments                                4.18
Government Returns                                 4.18
Governmental Entity                                4.17
HIPAA Compliant                                    4.32
Indebtedness                                       1(d)
Indemnifiable Claim                                10.4(a)
Indemnified Party                                  10.4(a)
Indemnifying Party                                 10.4(a)
Initial Purchase Price                             2.1(a)

            Term                                   Section
            ----                                   -------
Intellectual Property Rights                      1(a)(i)
Inventory                                         1(a)(vii)
January 31 Balance Sheet                          4.6
Key Employees                                     8.2(i)
Legal Requirement                                 4.4
Lien                                              1(d)
Material Adverse Effect                           4.8(g)
Matria                                            Preamble
Matria Common Stock                               2.5(b)
Matria Indemnities                                10.2(a)
Matria Shares                                     2.5(b)
Mile Stone Date                                   2.5(c)
Mile Stone Excess Amount                          2.5(e)
Mile Stone Objection Notice                       2.5(d)
Mile Stone Objection Period                       2.5(d)
Mile Stone Payment Cap                            2.4(d)
Mile Stone Payments                               2.1(b)
Mile Stone Statements                             2.5(a)
Net Revenue                                       2.3(f)
Non-Competition Agreements                        8.2(l)
Ordinary Course                                   4.8(a)
Other Items of Property                           1(a)(ix)
Other Parties                                     12.12
Period 1                                          2.4(a)
Period 2                                          2.4(b)
Permits                                           1(a)(v)
Person                                            1(d)
Policies                                          4.15
Prime Rate                                        2.4(g)
Proprietary Information                           4.14
Purchased Contracts                               1(a)(iii)

            Term                                  Section
            ----                                  -------
PWC                                               2.5(f)
Purchase Price                                    2.1
Real Property                                     4.9
Receivables                                       4.16(a)
Reports                                           5.4
Revenue Growth Percentage                         2.4(b)
Reviewing Party                                   2.5(f)
SEC                                               5.4
Securities Act                                    2.5(b)
Seller                                            Preamble
Specified Matters                                 10.1(b)
Successive Measurement Period                     2.4(c)
Termination Date                                  10.1(b)
Threshold                                         10.3(a)
Vendor Management Agreement                       2.4(e)

                               TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
1.    ASSETS AND LIABILITIES....................................................    1
2.    PURCHASE PRICE AND PAYMENT................................................    4
      2.1      Purchase Price...................................................    4
      2.2      Payment of the Initial Purchase Price............................    5
      2.3      Purchase Price Adjustment........................................    5
      2.4      Mile Stone Payments..............................................    6
      2.5      Calculation and Payment of Mile Stone Payments...................    8
      2.6      Possession.......................................................   12
      2.7      Sales, Use and Transfer Tax......................................   12
      2.7      Allocation of Purchase Price and Adjustments.....................   12
3.    CLOSING...................................................................   13
4.    REPRESENTATIONS AND WARRANTIES OF THE SELLER..............................   13
      4.1      Title to Assets..................................................   13
      4.2      Organization, Good Standing and Authority........................   13
      4.3      Execution and Delivery...........................................   13
      4.4      No Conflicts.....................................................   13
      4.5      Records..........................................................   14
      4.6      Financial Statements.............................................   14
      4.7      No Undisclosed Liabilities; Trade Payables.......................   14
      4.8      Absence of Certain Changes.......................................   15
      4.9      Property; Encumbrances...........................................   17
      4.10     Condition of Assets..............................................   17
      4.11     Condition of Real Property.......................................   17
      4.12     Subleases........................................................   17
      4.13     Inventories......................................................   17
      4.14     Intellectual Property and Proprietary Rights.....................   17
      4.15     Insurance........................................................   18
      4.16     Receivables......................................................   18
      4.17     Judgments; Litigation............................................   19
      4.18     Government Payments..............................................   19
      4.19     Employee Benefit Matters.........................................   20

                               TABLE OF CONTENTS
                                  (continued)

                                                                                  Page
                                                                                  ----
      4.20     Permits, Licenses, etc...........................................   21
      4.21     Regulatory Filings...............................................   21
      4.22     Consents.........................................................   21
      4.23     Purchased Contracts; No Defaults.................................   21
      4.24     Employee Matters.................................................   22
      4.25     Affiliations.....................................................   22
      4.26     Compliance with Law..............................................   23
      4.27     Customers and Suppliers..........................................   23
      4.28     Hazardous Materials..............................................   24
      4.29     Brokers' Fees....................................................   24
      4.30     FIRPTA...........................................................   24
      4.31     Certain Payments.................................................   24
      4.32     HIPAA Compliance.................................................   25
      4.33     Bank Accounts....................................................   25
      4.34     Insolvency Proceedings...........................................   25
      4.35     Securities Matters...............................................   25
      4.36     Disclosure.......................................................   26
5.    REPRESENTATIONS AND WARRANTIES OF MATRIA..................................   26
      5.1      Organization; Good Standing; Authority...........................   26
      5.2      Execution and Delivery...........................................   27
      5.3      No Conflicts.....................................................   27
      5.4      Exchange Act Reports.............................................   27
      5.5      Disclosure.......................................................   27
6.    CONDUCT OF BUSINESS PENDING CLOSING.......................................   28
      6.1      Qualification....................................................   28
      6.2      Ordinary Course..................................................   28
      6.3      Organic Changes..................................................   28
      6.4      Liens............................................................   28
      6.5      Maintenance of Assets............................................   28
      6.6      Accounting.......................................................   28
      6.7      Compliance with Legal Requirements...............................   28

                                TABLE OF CONTENTS
                                   (continued)

                                                                                  Page
                                                                                  ----
      6.8      Disposition of Assets............................................   28
      6.9      Compensation.....................................................   28
      6.10     Modification or Breach of Agreements; New Agreements.............   29
      6.11     Capital Expenditures.............................................   29
      6.12     Maintain Insurance...............................................   29
      6.13     Discharge........................................................   29
      6.14     Distributions....................................................   29
      6.15     Other Actions....................................................   29
      6.16     Seller to Advise Matria of Changes...............................   29
7.    ADDITIONAL COVENANTS......................................................   30
      7.1      Consents.........................................................   30
      7.2      Matria's Access to Information...................................   30
      7.3      Further Assurances...............................................   30
      7.4      Exclusive Period.................................................   31
      7.5      Expenses.........................................................   31
      7.6      No Public Announcements..........................................   31
      7.7      Notices of Certain Events........................................   32
      7.8      Certain Filings..................................................   32
      7.9      Change of Seller Name............................................   32
      7.10     Insurance Matters................................................   32
      7.11     Modification of Vendor Management Agreement......................   32
8.    CONDITIONS PRECEDENT TO CLOSING...........................................   33
      8.1      Conditions of Matria and the Seller..............................   33
      8.2      Conditions of Matria.............................................   33
      8.3      Conditions of Seller.............................................   35
9.    TERMINATION, AMENDMENT AND WAIVER.........................................   35
      9.1      Termination......................................................   35
      9.2      Effect of Termination............................................   36
      9.3      Amendment........................................................   36
      9.4      Waiver...........................................................   36

                               TABLE OF CONTENTS
                                  (continued)

                                                                                  Page
                                                                                  ----
10.   INDEMNIFICATION...........................................................   37
      10.1     Survival Provisions..............................................   37
      10.2     Indemnification..................................................   37
      10.3     Limitations on Indemnification...................................   38
      10.4     Third Party Claims...............................................   38
11.   COVENANTS NOT TO COMPETE..................................................   39
      11.1     Covenant Not To Compete..........................................   39
      11.2     No Solicitation..................................................   39
      11.3     Severability.....................................................   40
      11.4     Specific Performance.............................................   40
12.   GENERAL PROVISIONS........................................................   40
      12.1     Notices..........................................................   40
      12.2     Severability.....................................................   41
      12.3     Third Party Rights...............................................   41
      12.4     Entire Agreement.................................................   41
      12.5     Successors and Assigns...........................................   41
      12.6     Counterparts.....................................................   42
      12.7     Recitals, Schedules and Annexes..................................   42
      12.8     Construction.....................................................   42
      12.9     Governing Law....................................................   42
      12.10    Attorneys' Fees..................................................   42
      12.11    Arbitration......................................................   42
      12.12    No Reliance......................................................   43

                            ASSET PURCHASE AGREEMENT

            This Asset Purchase Agreement (this "AGREEMENT") is made and entered into as of March 9, 2005, by and between MATRIA HEALTHCARE, INC., a Delaware corporation ("MATRIA") and MIAVITA LLC, a Delaware limited liability company ("SELLER").

                                    RECITALS

            A. Seller is in the business of providing health and wellness programs (the "BUSINESS").

            B. Seller desires to sell, and Matria desires to buy, the Assets (as defined below).

            NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:

      1.    Assets and Liabilities.

            (a) Acquired Assets. Upon the terms and subject to the conditions of this Agreement, as of the Closing, Matria shall purchase from Seller, and Seller shall sell, assign, transfer and convey to Matria, all of Seller's assets, property and rights, other than the Excluded Assets (collectively the "ASSETS"), including, but not limited to, those assets set out or described in this Section 1(a) or on SCHEDULES 1(a)(I) THROUGH 1(a)(xii):

                  (i) Intellectual Property Rights. All of Seller's right, title and interest in and to all patents, patent applications, rights to sue for infringements of patents, trademarks, service marks, trademark and service mark registrations and applications, copyrights, copyright registrations and applications, trade names (including, without limitation, all rights in the name "Miavita"), fictitious business names, logos, brand names, computer software, together with any rights at common law directly arising therefrom, licenses with respect to any of the foregoing and all other intellectual property rights used or proposed to be used in connection with the Business, substantially all of which are listed (other than off-the-shelf software customarily sold by vendors) on SCHEDULE 1(a)(I) (the "INTELLECTUAL PROPERTY RIGHTS");

                  (ii) Customer Lists. All customer or vendor lists or other documents used by Seller in the Business, including, but not limited to, correspondence, credit information, manuals, and data, sales, marketing and advertising materials;

                  (iii) Purchased Contracts. All of Seller's rights and interests (including deposits and prepaid expenses) under the contracts, instruments, agreements, commitments or other understandings or arrangements (including deposits and prepaid expenses), whether written or oral, express or implied, attributable or relating to the Business, the Assets or the Assumed Liabilities, all of which are listed on SCHEDULE 1(a)(iii) (the "PURCHASED CONTRACTS");

                  (iv) Records and Documentation. Originals or copies of all business and financial records, correspondence, tax information, files, books and forms relating to the Assets described in the other clauses of this Section 1(a) or to the Assumed Liabilities, including, but not limited to, employee records and books and records, if any, which are required to continue the Business as it is currently conducted or which reflect the principal terms of each Purchased Contract;

                  (v) Permits. To the extent assignable, all federal, foreign, state, local or other governmental consents, licenses, permits, grants, approvals, registrations, authorizations and similar rights owned or held by Seller or utilized by Seller in the operation of the Business, all of which are listed on SCHEDULE 1(a)(v) (the "PERMITS");

                  (vi) Inchoate Rights. All rights, warranty or other claims, credits, causes of action or rights of set-off with respect to or arising out of
(A) the Assets, (B) the Assumed Liabilities, or (C) proceeds paid or payable under insurance contracts relating to the Assets;

                  (vii) Inventory. All items of inventory used by Seller in connection with the Business (the "INVENTORY");

                  (viii) Furniture, Fixtures, Equipment, etc. All items of furniture, fixtures, leasehold improvements, equipment, computers, computer software, photocopy machines and office supplies owned or leased by Seller or used in the Business (the "FURNITURE, FIXTURES AND EQUIPMENT"), substantially all of which are listed on SCHEDULE 1(a)(viii);

                  (ix) Other Items of Property. All other items of property, supplies or other assets, other than the Excluded Assets, that are used by Seller in connection with the Business, including, but not limited to, those listed on SCHEDULE 1(a)(ix) ("OTHER ITEMS OF PROPERTY");

                  (x) Receivables. All notes and accounts receivable and all documents, records and other agreements relating thereto;

                  (xi) Telephone Numbers, etc. All telephone and facsimile numbers and domain names used by Seller in connection with the Business; and

                  (xii) Goodwill. The Business as a going concern and all goodwill associated with the Business and any of the assets, properties and rights set forth above.

            (b) Excluded Assets. Seller shall not sell, assign, transfer or convey to Matria, and Matria shall not purchase (i) the qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books and any other documents relating to the organization, maintenance, and existence of Seller as a limited liability company, (ii) any of the rights of Seller under this Agreement or any other agreement entered into in connection with this Agreement, (iii) any Benefit Plans or any rights, contracts, or agreements associated therewith, (iv) insurance policies listed on SCHEDULE 4.15, or (v) any of the assets forth on SCHEDULE 1(b)(V) (the "EXCLUDED ASSETS").

            (c) Liabilities Assumed by Matria. Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties, covenants and agreements made by Seller herein, effective as of the Closing Date, Matria shall assume and be obligated pursuant to this Agreement to pay when due, perform, or discharge only (i) all accounts payable to third parties and other trade payables incurred in the Ordinary Course (as hereinafter defined), but only to the extent such payables are not aged more than thirty-one
(31) days as of the Closing Date (the "ASSUMED TRADE PAYABLES"), (ii) employee accrued vacation obligations to any employees of Seller hired by Matria (the "ASSUMED VACATION PAY"), plus (iii) liabilities and obligations arising after the Closing Date pursuant to the Purchased Contracts, excluding, however, (A) any liability arising out of a breach or default (including, without limitation, a payment default) by Seller occurring on or prior to the Closing Date with respect to any such Purchased Contract, and (B) accrued liabilities which would be required to be reflected as such on a balance sheet prepared in accordance with GAAP (collectively, the items set forth in Section 1(c)(i), (ii) and (iii) shall be referred to as the "ASSUMED LIABILITIES").

            (d) Excluded Liabilities. Except as set forth in Section 1(c), Matria shall not assume or otherwise become obligated pursuant to this Agreement to pay when due, perform or discharge any debts, claims, liabilities, obligations, damages or expenses of Seller (whether known or unknown, contingent or absolute, or arising before, on or after the Closing Date), including, without limitation, liability for (i) Taxes, (ii) defaults under contracts resulting from events or occurrences arising prior to the Closing Date, (iii) Indebtedness, (iv) any litigation or claims by a Governmental Entity or otherwise, including without limitation the potential litigation described on
SCHEDULE 4.17, (v) obligations under contracts or agreements of Seller not listed on SCHEDULE 1(a)(iii), hereto (vi) Seller's expenses arising from or relating to the transactions contemplated by this Agreement, including without limitation attorneys' fees, accounting fees and investment banking fees, (vii) other than Assumed Vacation Pay, obligations with respect to employees or with respect to the Benefit Plans, (viii) accounts payable and accrued liabilities, and (ix) the liabilities set forth on SCHEDULE 1(d)(ix) (collectively, the "EXCLUDED LIABILITIES"). "INDEBTEDNESS" means, with respect to any Person, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any indebtedness or other amounts owing to Seller or any of its Affiliates; (e) guaranties, securing indebtedness for borrowed money; and
(f) all indebtedness secured by any lien, security interest, charge or encumbrance of any kind (a "LIEN") on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided, however, that Indebtedness shall not include the Assumed Trade Payables. "AFFILIATE" shall mean any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For purposes of this definition, "control" means the power to direct the management and policies of another Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. A "PERSON" shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise or a Governmental Entity.

      2.    Purchase Price and Payment.

            2.1 Purchase Price. The aggregate purchase price for the Assets ("PURCHASE PRICE") shall be the sum of the Initial Purchase Price and the Mile Stone Payments.

                  (a) The INITIAL PURCHASE PRICE shall be Five Million Dollars ($5,000,000.00), as adjusted pursuant to Section 2.1(c), Section 2.1(d) and
Section 2.1(e) below.

                  (b) The MILE STONE PAYMENTS shall be amounts determined and paid by Matria to Seller in accordance with Section 2.4 and Section 2.5.

                  (c) In the event Seller's Working Capital (as defined below) as of the Closing Date is less than $600,000, the Initial Purchase Price will be reduced by the amount by which Seller's Working Capital as of the Closing Date is less than $600,000. WORKING CAPITAL means (i) Seller's current assets as reflected on its balance sheet as of the Closing Date prepared in accordance with GAAP excluding the amounts of (1) the prepaid insurance premiums, (2) the capitalized lease costs and (3) the capitalized transaction costs, each as set forth on SCHEDULE 1(b)(v) (the "EXCLUDED ASSET AMOUNTS") less (ii) Seller's current liabilities as reflected on its balance sheet prepared in accordance with GAAP excluding (x) the amount of any Assumed Vacation Pay and (y) the amounts of all Excluded Liabilities as set forth on SCHEDULE 1(d)(ix) (the "EXCLUDED LIABILITY AMOUNTS").

                  (d) In the event the amount of cash reflected on Seller's balance sheet as of the Closing Date is less than an amount equal to (i) $375,000 minus (ii) the amount of any Assumed Vacation Pay (the "CASH AMOUNT"), the Initial Purchase Price will be reduced by the amount by which the amount of cash reflected on Seller's balance sheet as of the Closing Date is less than the Cash Amount; provided, however, that any reduction in the Initial Purchase Price made pursuant to Section 2.1(c) shall be credited against any reduction required by this Section 2.1(d);

                  (e) The Initial Purchase Price shall be reduced by the amount of Assumed Vacation Pay less any cash transferred from Seller to Matria at the Closing in excess of the Cash Amount;

                  (f) Not less than seven (7) days prior to the Closing, Seller shall prepare and deliver to Matria a good faith estimate of the Initial Purchase Price as of the Closing Date (the "ESTIMATED INITIAL PURCHASE PRICE"), a list of the Assumed Trade Payables, a detailed estimate of the Assumed Vacation Pay, the estimated Excluded Asset Amounts, the estimated Excluded Liability Amounts, its calculation of the estimated Working Capital and an estimated balance sheet as of the Closing (the "ESTIMATED BALANCE SHEET").

            2.2   Payment of the Initial Purchase Price.

                  (a) At the Closing, Matria shall pay to Seller, via wire transfer of immediately available funds in accordance with the written instructions of the Seller, the Estimated Initial Purchase Price, less Six Hundred Sixty-Seven Thousand Dollars ($687,000.00) to be deposited into escrow pursuant to Section 2.2(b).

                  (b) Seller and Matria shall each execute and deliver an escrow agreement (the "ESCROW AGREEMENT") in the form attached hereto as Exhibit A (and such reasonable changes as may be requested by the escrow agent) and at the Closing Matria shall deliver the sum of Six Hundred Sixty-Seven Thousand Dollars ($687,000.00) via wire transfer of immediately available funds to the escrow agent under the Escrow Agreement (the "ESCROW AGENT").

            2.3   Purchase Price Adjustment.

                  (a) Within forty-five (45) days following the Closing Date, Seller shall prepare and deliver to Matria (i) an unaudited balance sheet, statement of income and statement of cash flows for the Business as of and for the partial year ended as of the Closing Date (in their final and binding form, the "CLOSING DATE FINANCIAL STATEMENTS"), (ii) a list of the actual Excluded Assets Amounts and Excluded Liabilities Amounts, its calculation of the actual Working Capital, Assumed Trade Payables and the Assumed Vacation Pay as of the Closing Date, (iii) its calculation of the Initial Purchase Price, and (iv) a certificate of a duly authorized officer of Seller certifying the foregoing. Seller shall give Matria access to all books, records and supporting work papers requested by Matria related to the preparation of the Closing Date Financial Statements and the calculation of the Initial Purchase Price. Matria shall notify Seller in writing of any objection to the Closing Date Financial Statements or Seller's calculation of the Initial Purchase Price within forty-five (45) days after receiving the same from Seller. If Matria fails to give such notice by such time, Matria shall be deemed to have accepted Seller's calculation of the Initial Purchase Price as delivered. If Matria gives such notice by such time, and Matria and Seller do not resolve the dispute within thirty (30) days thereafter, the Initial Purchase Price shall be determined fully, finally and exclusively by PricewaterhouseCoopers, whose determination will be final and binding on the parties.

                  (b) If the Estimated Initial Purchase Price is greater than the final Initial Purchase Price as determined in accordance with Section 2.3(a), the Escrow Agent shall remit to Matria, in accordance with the Escrow Agreement, the amount by which the Estimated Initial Purchase Price exceeds the final Initial Purchase Price (the "EXCESS AMOUNT") and Seller will be required to deposit with the Escrow Agent, in accordance with the terms of the Escrow Agreement, an amount equal to the Excess

Amount. If the final Initial Purchase Price as determined in accordance with
Section 2.3(a) exceeds the Estimated Initial Purchase Price, Matria shall, within ten (10) business days after the Initial Purchase Price becomes final and binding, make payment to the Seller of the amount by which the final Initial Purchase Price exceeds the Estimated Initial Purchase Price by wire transfer of immediately available funds equal to such amount.

            2.4   Mile Stone Payments.

                  (a) Subject to Section 2.4(d), with respect to the fiscal period beginning on the Closing Date and ending March 31, 2006 ("PERIOD 1"), Matria shall pay to Seller a Mile Stone Payment, if any, equal to six and one-half (6.5) times the sum of (i) Adjusted EBITDA from the Business for such period (to the extent positive) and (ii) the Ancillary Revenue for such period.

                  (b) Subject to Section 2.4(d), with respect to the fiscal period beginning April 1, 2006 and ending March 31, 2007 ("PERIOD 2"), Matria shall pay to Seller a Mile Stone Payment, if any, equal to the sum of

                  (i) six and one-half (6.5) times the Ancillary Revenue for such period; and

                  (ii) (x) if Adjusted EBITDA for Period 2 is zero, less than zero or less than or equal to Adjusted EBITDA for Period 1: zero;

                           (y) if Adjusted EBITDA for Period 2 is greater than zero and Adjusted EBITDA for Period 1 was zero or greater than zero but less than Adjusted EBITDA for Period 2: six and one-half (6.5) times the difference arrived at by subtracting Adjusted EBITDA for Period 1 from Adjusted EBITDA for Period 2; or

                           (z) if Adjusted EBITDA for Period 2 is greater than zero and Adjusted EBITDA for Period 1 was less than zero: the greater of (aa) zero and (bb) six and one-half (6.5) times the sum of Adjusted EBITDA for Period 1 and Adjusted EBITDA for Period 2,

                  provided that the Mile Stone Payment pursuant to this Section
            2.4(b) shall not include any amounts pursuant to Section 2.4(b)(ii)(y) or Section 2.4(b)(ii)(z) unless the increase in Net Revenue from the Business in Period 2 over Net Revenue from the Business in Period 1 expressed as a percentage of Net Revenue from the Business in Period 1 (the "REVENUE GROWTH PERCENTAGE") is at least twenty-five percent (25%).

SCHEDULE 2.4(b)(ii) contains examples of the calculation of the Mile Stone Payment for Periods 1 and 2 based on various assumptions.

                  (c) Subject to Section 2.4(d), with respect to the fiscal period beginning April 1, 2007, and ending March 31, 2008, and with respect to each successive one-year period through the period ending March 31, 2011, and with respect to the period April 1, 2011 through June 30, 2012, Matria shall pay the Seller a Mile Stone Payment, if any, equal to six and one-half (6.5) times the Ancillary Revenue for the applicable period. Each period described in this
Section 2.4(c) is hereinafter referred to as a "SUCCESSIVE MEASUREMENT PERIOD."

                  (d) Notwithstanding the foregoing, in no event shall the sum of all Mile Stone Payments made pursuant to Section 2.4(a), Section 2.4(b) and
Section 2.4(c) exceed Sixty Million Dollars $60,000,000) (the "MILE STONE PAYMENT CAP").

                  (e) As used herein, the term "ANCILLARY REVENUE" shall mean Adjusted Net Revenue of the Business attributable to any Designated Contract that (i) was executed on or before June 30, 2007, (ii) that provides for services heretofore not provided by the Business and (iii) with regard to which the Business and Matria or one of its Affiliates have entered into a subcontract arrangement pursuant to the terms of a Vendor Management Agreement substantially in the form of EXHIBIT B attached hereto (the "VENDOR MANAGEMENT AGREEMENT"). In order for a contract to be a "DESIGNATED CONTRACT" hereunder, Seller and Matria must agree in writing at the time an opportunity arises from the operation of the Business or the efforts of Seller that any resultant contract will be so designated and each such Designated Contract shall be added as a Program Attachment (as such term is defined in the Vendor Management Agreement) to the Vendor Management Agreement. As used herein, the term "ADJUSTED NET REVENUE" shall mean an amount equal to net revenue derived from the Designated Contract, as determined based upon the books and records of the Business maintained in the ordinary course of business in accordance with GAAP, consistently applied, less any subcontract fees paid to Matria or its Affiliates under the Vendor Management Agreement, provided, that revenues that are at risk for performance shall only be included in Adjusted Net Revenue in the period when it is finally determined that such amounts are no longer subject to forfeiture and any bonus compensation will only be included in Adjusted Net Revenue at the time it is paid, and further provided, that Adjusted Net Revenue shall not include revenue from any Designated Contract for periods more than five (5) years after its effective date (which, in the case of a renewal of an agreement, shall be the effective date of the original agreement).

                  (f) As used herein, the term "NET REVENUE" shall mean, with respect to the Business, an amount equal to net revenue derived from the Business (excluding, however, any Ancillary Revenue), as determined based on the books and records of the Business maintained in the ordinary course of business in accordance with GAAP, consistently applied.

                  (g) As used herein, the term "ADJUSTED EBITDA" shall mean, with respect to the Business, the amount equal to (a) the income or loss (including any

Credited Pricing pursuant to Section 2.4(h)) before income Taxes derived from the Business (for avoidance of doubt, after deducting all direct and indirect costs, salaries and employee benefits, specific accounts receivable deemed uncollectible, charges for defective, obsolete or overstocked inventory and selling, general and administrative expenses incurred in connection with the Business (selling, general and administrative expenses shall include a reasonable allocation of expenses for services (which allocation shall not be less than the prices previously paid by Seller for such services) actually provided by Matria on behalf of the Business (e.g., HR, accounting, legal, insurance, etc.), but shall not include any other general allocations by Matria for management or overhead expenses) and excluding any net revenues derived from the Designated Contracts or subcontract fees paid to Matria or its Affiliates under the Vendor Management Agreement for such period) plus (b) all depreciation, amortization and interest expense deducted in calculating the income or loss described in clause (a) minus (c) interest charged to Seller on all working capital made available by Matria to support the operation and growth of the Business calculated as follows: (i) if such funds are borrowed by Matria, at the rate per annum incurred by Matria for such funds or (ii) otherwise at the rate per annum (on the basis of a 365-day year) equal to the prime rate, as set forth in the "Money Rates" section of The Wall Street Journal (the "PRIME RATE"), on the date such funds are provided to the Business. Notwithstanding any provisions herein to the contrary, Adjusted EBITDA shall not include: (x) net gains or losses (after expenses and Taxes applicable thereto) resulting from the sale, conversion, condemnation or other disposition of capital assets; or (y) interest or investment income. All items relevant to the calculation of Adjusted EBITDA shall be determined based on the books and records of the Business maintained in the ordinary course of business and in accordance with GAAP, consistently applied. Charges for services provided to the Business by Matria and its Affiliates charged against Adjusted EBITDA will not exceed a reasonable charge consistent with the amounts that would be charged by an unrelated third party but shall not be less than the prices previously paid by Seller for such services.

                  (h) Until March 31, 2007, Matria will keep the Business intact as a separate business unit. If, following the Closing, products and services of Matria and/or its Affiliates are offered in conjunction with products and services offered by the Business (the "BUSINESS BUNDLED SERVICES"), notwithstanding the actual prices charged by Matria or the applicable Affiliate to a third party for the Business Bundled Services, in calculating Adjusted EBITDA, the Business shall be credited with seventy-five percent (75%) of the lowest price charged by Miavita, whether before or after the Closing, for similar services to a similar size population (the "CREDITED PRICING").

            2.5   Calculation and Payment of Mile Stone Payments.

                  (a) Unless Matria shall have previously paid Mile Stone Payments hereunder equal to the Mile Stone Payment Cap, Matria shall prepare and deliver to the Seller MILE STONE STATEMENTS as follows:

                        (i) On or before each of May 15, 2006 and May 15, 2007, Matria shall (a) cause to be prepared in accordance with GAAP, consistently applied, and delivered to the Seller the unaudited balance sheet of the Business as of

March 31, 2006 and March 31, 2007, respectively, and the unaudited income statement of the Business for Period 1 and Period 2, respectively, and (b) prepare and deliver to Seller a statement setting forth a calculation of Net Revenue, Adjusted EBITDA, Ancillary Revenue, the Revenue Growth Percentage (Period 2 only), and the Mile Stone Payment payable hereunder, if any, together with a certificate of a duly authorized officer of Matria certifying the foregoing; and

                        (ii) Within forty-five (45) days of the end of each Successive Measurement Period, Matria shall prepare and deliver to Seller a statement setting forth the calculation of Ancillary Revenue and the Mile Stone Payment payable hereunder, if any, with respect to the applicable period, together with a certificate of a duly authorized officer of Matria certifying the foregoing.

                  The balance sheet and income statement of the Business to be provided by Matria pursuant to this Section 2.5(a) shall be derived from (a) for the periods beginning on the commencement of Period 1 and Period 2, respectively, and ending on December 31 of such years, Matria's audited consolidated financial statements for the years ended December 31, 2006 and 2007, respectively, and (b) for the periods beginning on January 1, 2006 and 2007, respectively, and ending on March 31, 2006 and 2007, respectively, Matria's unaudited consolidated financial statements for the quarters ended March 31, 2006 and 2007, respectively. Seller acknowledges that Matria shall have no obligation pursuant to this Section 2.5(a) to provide Seller with audited financials of the Business as a separate entity.

                  (b) Simultaneously with the delivery of each Mile Stone Statement, Matria shall pay the Mile Stone Payment set forth therein, less any set-offs asserted by Matria against the Mile Stone Payments pursuant to Section 10.3(c). Matria shall pay each Mile Stone Payment, fifty percent (50%) in cash by wire transfer of immediately available funds in accordance with the written instructions of the Seller and the balance, at Matria's option, in cash or in shares of Common Stock, $.01 par value per share of Matria ("MATRIA COMMON STOCK") valued at the Closing Stock Price on the date on which the Mile Stone Payment is made by Matria or in combination of cash and Matria Common Stock. It is contemplated that any shares of Matria Common Stock issued as a Mile Stone Payment (the "MATRIA SHARES") will be issued by Matria to Seller pursuant to an exemption from registration available under the Securities Act of 1993, as amended (the "SECURITIES ACT") and will therefore be deemed "restricted securities" as such term is defined in the rules promulgated under the Securities Act.

            Within thirty (30) days of the issuance of any Matria Shares, Matria shall file a shelf registration statement with the Securities and Exchange Commission (the "SEC") covering the resale of the Matria Shares and Matria shall use its best efforts to cause such shelf registration statement to become effective as soon as practicable following the filing thereof, and to use its best efforts to keep the shelf registration statement effective until the earlier of (i) all Matria Shares registered pursuant to such registration statement having been sold pursuant thereto, or (ii) the expiration of the holding period with respect to such Matria Shares under Rule 144(k) under the Securities Act, or any successor provision. Matria shall have the right to suspend the use of such registration statement by Seller in the event Matria determines such suspension is necessary as a result of pending corporate developments, filings with the SEC or similar events; provided, that any such suspension period shall not (i) exceed thirty days (30) in any three-month period; or (ii) an aggregate of ninety (90) days for any twelve (12) month-period. In connection with the registration of the Matria Shares, Matria shall (i) pay all expenses of the shelf registration statement, (ii) as reasonably required by Seller, provide Seller with copies of the prospectus relating to such registration statement,
(iii) notify Seller when the registration statement has become effective and of any suspension thereof, and (iv) to take all other reasonable actions as are necessary to permit unrestricted resales of the Matria Shares by Seller.

            The "CLOSING STOCK PRICE" shall mean, per share of Matria Common Stock, as of a given date (i) if such Matria Common Stock is listed on a national securities exchange or traded on The Nasdaq National Market System ("NMS"), the average during the fifteen (15) consecutive trading days immediately preceding such date of the last price at which the Matria Common Stock shall have been sold on the national securities exchange (or if traded on more than one such exchange, the principal exchange on which such shares are traded) or the NMS on each such trading day, or (ii) if the Matria Common Stock shall not be listed on a national securities exchange or traded on the NMS but shall be traded in the over-the-counter market and quotations therefor are reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), the average during the fifteen (15) consecutive trading days immediately preceding such date of the last price (if such last price is then reported on a real-time basis) on each such trading day, or, if the last price is not then so reported, the mean between the bid and asked quotations last reported on each such day, by NASDAQ, or (iii) if at any time quotations for the Matria Common Stock shall not be reported by NASDAQ for the over-the-counter market and the Matria Common Stock shall not be listed on any national securities exchange or traded on the NMS, the fair market value per share of Matria Common Stock as determined by an independent investment banking firm jointly selected by Matria and the Seller on the basis of available prices for such Matria Common Stock or in such other manner as such investment banking firm deems reasonable. No fractional shares shall be issued pursuant to this Agreement, and if any amount payable hereunder in shares of Matria Common Stock would result in a fractional share, the number of shares to be delivered hereunder shall be rounded up to the next whole number of shares.

                  (c) Seller hereby agrees that its rights to receive Mile Stone Payments shall be in all respects subordinate and subject in right of payment to the payment of any and all indebtedness of Matria, whether outstanding on the date hereof or hereafter incurred, created or assumed, which is owed to any creditor under the Loan and Security Agreement with HFG Healthco 4, LLC, as such agreement may be amended, supplemented, extended, renewed, refinanced, replaced or otherwise modified from time to time (the "CREDIT AGREEMENT"). Seller agrees to take any and all further actions, and to execute any and all further agreements, instruments and other documents, as are reasonably requested by Matria or Matria's applicable lenders in order to further evidence, clarify or give effect to the foregoing subordination provisions.

            In the event Matria is prohibited under the Credit Agreement as a result of the subordination contemplated by this Section 2.5(c) from paying any Mile Stone Payment to Seller when due hereunder (the "MILE STONE DATE"), such Mile Stone Payment shall bear interest from the Mile Stone Date at a rate per annum (on the basis of a 365-day year) equal to the Prime Rate on the Mile Stone Date plus one percent (1%); provided, however, that, to the extent a Mile Stone Payment remains unpaid, the rate of interest payable on a Mile Stone Payment shall be increased by one half of one percent (.5%) on each anniversary of the applicable Mile Stone Date (i.e. on the first anniversary of the Mile Stone Date, the rate of interest would increase to the Prime Rate plus one and one-half percent (1.5%).

                  (d) For a period of forty-five (45) days commencing on the date of delivery by Matria of the applicable Mile Stone Statement (the "MILE STONE OBJECTION PERIOD"), the Seller shall have the right to review (and Matria shall during such period provide reasonable access during normal business hours
to) all books, records and supporting work papers of Matria related to the calculation of the Mile Stone Payment made upon delivery of the Mile Stone Statement to the Seller (the "ESTIMATED MILE STONE PAYMENT"). The Seller shall have the right during the Mile Stone Objection Period to provide written notice to Matria of any objections to any item or calculation in the Mile Stone Statement (the "MILE STONE OBJECTION NOTICE"). If the Seller fails to timely deliver to Matria the Mile Stone Objection Notice, then the Mile Stone Statement, all amounts used in the calculation thereof and the Estimated Mile Stone Payment previously delivered to the Seller in connection therewith shall become final and binding on the parties. If the Seller shall timely deliver to Matria the Mile Stone Objection Notice, then such dispute shall be resolved fully, finally and exclusively, substantially in accordance with the procedures set forth in Section 2.5(f).

                  (e) Promptly after the Mile Stone Statement and the resulting Mile Stone Payment calculated with reference thereto become final and binding on the parties, the Estimated Mile Stone Payment shall be recalculated by giving effect to such final and binding amounts (as recalculated, the "FINAL MILE STONE PAYMENT"). If the Estimated Mile Stone Payment is greater than the Final Mile Stone Payment, then (A) in the event the Escrow Agreement has not been terminated, the Escrow Agent shall remit to Matria, in accordance with the Escrow Agreement, the amount which the Estimated Mile Stone Payment exceeds the Final Mile Stone Payment amount (the "MILE STONE EXCESS AMOUNT") and Seller will be required to deposit with the Escrow Agent, in accordance with the terms of the Escrow Agreement, an amount equal to the Mile Stone Excess Amount and (B) in the event the Escrow Agreement has been terminated or if the amounts escrowed pursuant to the Escrow Agreement are insufficient to cover the Mile Stone Excess Amount, Seller shall within ten (10) business days after the applicable Mile Stone Statement becomes final and binding, make payment to Matria of the Mile Stone Excess Amount or such portion of the Mile Stone Excess Amount that shall not have been remitted to Matria by the Escrow Agent, as the case may be, by wire transfer of immediately available funds equal to such amount. If the Final Mile Stone Payment exceeds the Estimated Mile Stone Payment, Matria shall, within ten (10) business days after the Mile Stone Statement becomes final and binding, make payment to the Seller of the amount by which the Final Mile Stone Payment exceeds the Estimated Mile Stone Payment by wire transfer of immediately available funds equal to such amount.

                           (f) If Matria and Seller are unable to resolve a
dispute within thirty (30) days after the date of delivery of the Mile Stone Objection Notice (which 30-day period may be extended by written agreement of the parties), such dispute shall be resolved fully, finally and exclusively through the use of PricewaterhouseCoopers ("PWC") as an independent arbitrator, and the determination of PWC shall be final and binding on the parties. The PWC personnel performing such services shall be individuals who are independent of, and impartial with respect to, Matria, Seller, their officers, directors, agents and employees, and the officers, directors, agents and employees of their respective Affiliates. If PWC shall not be willing to serve as an independent accounting firm for this purpose, then another independent international accounting firm (the "ALTERNATE ACCOUNTING FIRM") shall be selected to serve as such by mutual agreement of Matria and Seller. If Seller and Matria cannot mutually agree on the identity of the Alternate Accounting Firm, such dispute shall be resolved fully and finally in Atlanta, Georgia, by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The fees and expenses of PWC, the Alternate Accounting Firm or the arbitrator (the "REVIEWING PARTY") incurred in the resolution of such dispute shall be borne by the parties in such proportion as is appropriate to reflect the relative benefits received by Seller on the one hand and Matria on the other from the resolution of the dispute. For example, if Seller challenges the calculation of the Mile Stone Payment by an amount of $100,000, but the Reviewing Party determines that Seller has a valid claim for only $40,000, Seller shall bear 60% of the fees and expenses of the Reviewing Party and Matria shall bear the other 40% of such fees and expenses. Any arbitration proceeding shall be commenced within sixty (60) days of the date of delivery of the Mile Stone Objection Notice, or such period of time otherwise agreed to by the parties, and the parties shall submit to the Reviewing Party written submissions detailing the disputed items within twenty (20) days after the commencement of such proceeding. The Reviewing Party shall determine (and written notice thereof shall be given to Seller and Matria) as promptly as practicable, but in all events within thirty (30) days of the date on which written submissions detailing the disputed items have been forwarded to it, (x) whether the audited financial statements delivered under Section 2.5(a)(i) and the Mile Stone Statement were prepared in accordance with the terms of this Agreement or, alternatively, (y) only with respect to the disputed items submitted to the Reviewing Party, whether and to what extent (if any) such audited financial statements and/or the Mile Stone Payment require adjustment. The Reviewing Party's decision shall be based solely on the written submissions of the parties and any oral presentations requested or approved by the Reviewing Party. All negotiations pursuant to this Section 2.5(f) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations, submissions to the Reviewing Party, and arbitration proceedings under this
Section 2.5(f) shall be treated as confidential information. The Reviewing Party shall be bound by a mutually agreeable confidentiality agreement. The procedures of this Section 2.5(f) are exclusive, and each party acknowledges that it is waiving its right to a court or jury trial with respect to any dispute arising under this Section 2.5(f). The decision rendered pursuant to this Section 2.5(f) may be filed as a judgment in any court of competent jurisdiction. Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 2.5(f). The provisions of this Section 2.5(f) shall in all respects be governed by the Federal Arbitration Act.

            2.6 Possession. The assignment to Matria of Seller's rights in the Purchased Contracts, Intellectual Property Rights, Permits, Furniture, Fixtures and Equipment and Inventory, and all other assets of Seller that are included among the Assets, and assumption of the Assumed Liabilities to Matria, will be effective as between Seller and Matria as of 12:01 a.m., Eastern Time on the Closing Date.

            2.7 Sales, Use and Transfer Tax. Seller shall be responsible for any documentary transfer taxes and any sales, use or other taxes, duties, fees and governmental exactions imposed by reason of the transfer of the Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto.

            2.8 Allocation of Purchase Price and Adjustments. The final Purchase Price shall be allocated in relation to the Assets, which allocation shall be delivered by Matria to Seller prior to Closing and shall be consented to by Seller, which consent shall not be unreasonably withheld. Each party agrees that it will not, in its Government Returns or elsewhere, take a position inconsistent with the allocations provided for in this Section.

      3. Closing. Subject to the fulfillment of the conditions precedent specified in Sections 8.1, 8.2 and 8.3, the purchase and sale of the Assets shall be consummated at a closing (the "CLOSING") to be held at the offices of Troutman Sanders LLP, located at 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia on April 1, 2005, or on such other date or at such other time as Seller and Matria shall mutually agree (such date and time being herein referred to as the "CLOSING DATE").

      4. Representations and Warranties of the Seller. As an inducement to Matria to enter into this Agreement and to consummate the transactions contemplated herein, the Seller hereby represents and warrants to Matria, as of the date hereof and as of the Closing Date, as follows:

            4.1 Title to Assets. Except for the leased Real Property set forth on Schedule 1(a)(iii), the leased tangible real property set forth on Schedule 1(a)(viii) and any licensed Intellectual Property Rights set forth on Schedule 1(a)(i), the Seller has good, valid and marketable title to the Assets free and clear of all Liens except (a) as set forth on SCHEDULE 4.1, and (b) Liens for taxes not yet due. The Assets constitute all of the assets and other property and rights necessary or desirable for the conduct of the Business as now conducted and as proposed to be conducted.

            4.2 Organization, Good Standing and Authority. The Seller is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with full power and authority to own, operate and lease its properties and to conduct the Business as currently conducted. The Seller is qualified as a foreign limited liability company in each jurisdiction set forth on SCHEDULE 4.2 which is each jurisdiction in which the ownership, use or leasing of the Assets, or the conduct or nature of the Business as and to the extent now conducted makes such qualification necessary. The Seller has full power and authority to do and perform all acts and things to be done by it under this Agreement or the Collateral Agreements (defined below). The execution and delivery of this Agreement and the documents, instruments and agreements executed in connection herewith (the "COLLATERAL AGREEMENTS") by the Seller and the performance of its obligations hereunder and thereunder have been, to the extent necessary, duly and properly authorized and no other action or approval by the Seller or any other Person is necessary for the execution, delivery or performance of this Agreement or the Collateral Agreements by the Seller.

            4.3 Execution and Delivery. All consents, approvals, authorizations and orders necessary for the execution, delivery and performance by the Seller of this Agreement and the Collateral Agreements have been duly and lawfully obtained, and the Seller has, and at the Closing will have, full right, power, authority and capacity to execute, deliver and perform this Agreement and the Collateral Agreements. This Agreement and the Collateral Agreements have been duly executed and delivered by the Seller and constitute legal, valid and binding agreements of the Seller enforceable against the Seller in accordance with their respective terms.

            4.4 No Conflicts. Except as set forth on SCHEDULE 4.22, the execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights of termination or nonperformance under, any Purchased Contract or by which such Person is bound or affected or to which any of the Assets is bound or affected, (b) result in the violation of the provisions of the organizational documents of the Seller or any applicable statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award, whether foreign or domestic, federal, state or local ("LEGAL REQUIREMENT"), (c) result in the creation or imposition of any Lien upon any Asset or (d) require the Seller to make or obtain any consent, approval, order or authorization of, notice to, or filing, recording, registration or qualification with any Person or Governmental Entity. Except for this Agreement, the Seller has no legal obligation, absolute or contingent, to sell the Business, or substantially all of the assets of the Seller or to effect any merger, consolidation or other reorganization of the Seller or to enter into any agreement with respect thereto.

            4.5 Records. The copies or originals of the books and records of the Seller previously delivered to Matria are true, complete and correct in all material respects. The Seller has, in accordance with good business practices, maintained substantially complete and accurate books and records of the Business, including financial records, which fairly represent its financial condition and constitute substantially correct records of all its material proceedings.

            4.6 Financial Statements. The following financial statements have been delivered to Matria (collectively, the "FINANCIAL STATEMENTS"): (i) the balance sheet of the Seller as of December 31, 2004, (ii) statements of income and cash flows of the Seller for the fiscal years ended December 31, 2004, (iii) the balance sheet of Seller as of January 31, 2005 and (iv) statements of income and cash flows of Seller for the month ended January 31, 2005. The balance sheet of the Seller as of January 31, 2005 is hereinafter referred to as the "JANUARY 31 BALANCE SHEET." Except as set forth on SCHEDULE 4.6, the Financial Statements
(i) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied as at the dates and during the periods covered thereby (except for the absence of footnotes to the unaudited financial statements), (ii) present fairly, in all material respects, the financial position and results of operations and cash flows of the Seller as of the dates and for the periods specified therein, (iii) have been derived from and are in agreement with the books and accounting records of the Seller and represent only actual, bona fide transactions, and (iv) contain and reflect adequate reserves, in accordance with GAAP, for all reasonably anticipated losses, costs and expenses.

            4.7 No Undisclosed Liabilities; Trade Payables. Except (a) to the extent set forth or provided for in the Financial Statements or the notes thereto or (b) as set forth on SCHEDULE 4.7, the Seller has no material liabilities or obligations, whether accrued, absolute, contingent or otherwise (including, without limitation, unasserted claims) other than such incurred in the Ordinary Course.

            4.8 Absence of Certain Changes. Since January 31, 2005 (the "BALANCE SHEET DATE"), except as contemplated by the Bonus Plan (as such term is defined in the Escrow Agreement) or disclosed in SCHEDULE 4.8 the Seller, has not:

                  (a) incurred any material debts or liabilities (absolute, accrued, contingent or otherwise), other than liabilities as set forth in the January 31 Balance Sheet and current liabilities incurred in the ordinary course of the Seller's Business, consistent with past practices ("ORDINARY COURSE");

                  (b) been subjected to or permitted a Lien upon or otherwise encumbered any of the Assets, except any Lien for taxes not yet due;

                  (c) sold, transferred, licensed or leased any of its rights, assets or properties;

                  (d) discharged or satisfied any Lien other than a Lien securing, or paid any obligation or liability other than, current liabilities shown on the January 31 Balance Sheet and current liabilities incurred prior to the Closing Date, in each case in the Ordinary Course;

                  (e) canceled or compromised any debt owed to or by or claim of or against it, or waived or released any right of material value other than in the Ordinary Course;

                  (f) entered into any transaction or otherwise committed or obligated itself to any capital expenditure other than in the Ordinary Course;

                  (g) made or suffered any change in its condition (financial or otherwise), properties, profitability, prospects or operations, which (individually or in the aggregate) has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition, properties, profitability, prospects or operations of the Business ("MATERIAL ADVERSE EFFECT");

                  (h) made any change in the accounting methods, principles or practices followed by it;

                  (i) made or suffered any amendment or termination of any material contract, agreement, lease or license, including the Purchased Contracts, to which it is a party;

                  (j) paid, or agreed to pay, any increase in compensation payable or to become payable (including any bonus or commission formula) of any kind to any member of the Seller or, other than in the Ordinary Course, to any other employee, officer, manager, director or consultant other than in the Ordinary Course;

                  (k) changed or suffered any material change in any Benefit Plan or labor agreement affecting any employee of the Seller otherwise than to conform to Legal Requirements;

                  (l) purchased or otherwise acquired all or substantially all of the business or assets of any other Person, or transferred or sold a substantial portion of the Seller's business or assets to any Person;

                  (m) entered into any transaction with Seller or any Affiliate of Seller;

                  (n) failed to pay or perform any of its material obligations when and to the extent due other than pursuant to a good faith defense or right of setoff;

                  (o) received notice (written or oral) from any Customer listed in SCHEDULE 4.27 of such Person's intent to cease doing business with the Seller or to substantially decrease the level of its business with the Seller;

                  (p) changed the compensation with respect to any class of employees;

                  (q) incurred any material change in the normal operating balances of its inventory;

                  (r) entered into any employment agreements or other agreement to retain employees or independent contractors;

                  (s) received notice from any key employee or independent contractor of any resignation or termination of their employment or engagement, as the case may be;

                  (t) entered into any collective bargaining agreements;

                  (u) failed to renew any insurance policies material to its business;

                  (v) received any notice from any Customer denying payment of any invoice or claim submitted by the Seller for reason of non-compliance with any Legal Requirement or any policy or procedure of such Customer;

                  (w) suffered any loss or suspension or received notice of any adverse action, decision or finding with respect to the Permits;

                  (x) taken any action (covertly or overtly) which would be reasonably expected to cause the termination of any Customer contract;

                  (y) entered into any agreement or otherwise obligated itself to do any of the foregoing;

                  (z) there has been do declaration, setting aside or payment of any distribution (whether in cash or property) to the members of Seller; and

                  (aa) there has been no change in the organizational documents of Seller.

            4.9 Property; Encumbrances. SCHEDULE 1(a)(iii) contains a list of all real property leased by the Seller (the "REAL PROPERTY"). The Seller does not own any Real Property. SCHEDULE 1(a)(viii) contains a list of all tangible personal property owned by the Seller or held by the Seller for use in the Business pursuant to leases or licenses. The leases and licenses listed on SCHEDULES 1(a)(iii) AND 1(a)(viii) are in full force and effect without any default, waiver or indulgence thereunder by the Seller or by any other party thereto. True and complete copies of all leases and licenses listed on SCHEDULES 1(a)(iii) AND 1(a)(viii) have been provided to Matria.

            4.10 Condition of Assets. Since the Balance Sheet Date there has been no destruction or loss of or to any of the Assets, whether or not covered by insurance, or any deterioration in the condition of the Assets. The Assets are in good operating condition and repair, subject to ordinary wear and tear.

            4.11 Condition of Real Property. The Real Property is supplied with utilities and other services necessary for the operation of the Business. No condemnation proceeding is pending or, to the knowledge of Seller, threatened, which would impair the occupancy, use or value of any of the Real Property. The Seller has the exclusive right to use and occupy the Real Property pursuant to the terms of the real property leases listed on SCHEDULE 1(a)(iii).

            4.12 Subleases. The Seller has not subleased, assigned or transferred any of the Seller's rights with respect to the Real Property, nor has the Seller entered into any agreement to do so.

            4.13 Inventories. All inventories set forth or reflected in the January 31 Balance Sheet or acquired by the Seller prior to the Closing Date are of merchantable quality, and are recorded on the books at an amount not higher than cost. All defective, obsolete or overstocked inventory held by the Seller has been adequately reserved for in the January 31 Balance Sheet in accordance with GAAP.

            4.14 Intellectual Property and Proprietary Rights. SCHEDULE 1(a)(i) contains a true and complete list of all patents, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, copyright registrations and applications, and grants of a license or right to the Seller with respect to any of the foregoing, owned or claimed to be owned by the Seller or used or proposed to be used by the Seller in the conduct of the Business, whether or not registered. The Seller owns and the Seller (or any successor to or assignee from the Seller) has the unrestricted right to use the Intellectual Property Rights and every trade secret, know-how, process, discovery, development, design, technique, customer and supplier list, marketing and purchasing strategy, invention, process, confidential data and/or other information (collectively, "PROPRIETARY INFORMATION") required for or incident to the sale and use of all products and services sold or rendered or proposed to be sold or rendered by the Seller, free and clear of any right, equity or claim of others. The Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all Proprietary Information. The Seller has not sold, transferred, assigned, licensed or subjected to any Lien any Intellectual Property Right or Proprietary Information or any interest therein. The Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Right or Proprietary Information. No Intellectual Property Right or Proprietary Information conflicts with, infringes on or otherwise violates any rights of others or is subject to any pending or, to Seller's knowledge, threatened litigation or other adverse claim of infringement by any other Person. The Seller is not aware of any facts that would lead the Seller to believe any other Person has infringed or otherwise misappropriated the Intellectual Property Rights or the Proprietary Information of the Seller.

            4.15 Insurance. SCHEDULE 4.15 contains a true and complete list (including the name of the insurer, policy number, coverage amount, deductible amount, premium amount and expiration date) of all insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with the Seller's business, operations, premises, properties, assets, employees, agents and directors. SCHEDULE 4.15 also contains a complete list of (i) all pending claims under any such policies or bonds; (ii) all claims made within the last three (3) years under any such policies or bonds; and (iii) any denial of coverage or reservation of rights to contest any such claim asserted by any insurer. The insurance policies, bonds and arrangements described on SCHEDULE 4.15 (the "POLICIES") are in full force and effect. No facts or circumstances exist that would cause the Seller to be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable as those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Seller. The Seller is not in breach of or in default under any of the Policies, the Seller has not received any written notice of pending or threatened cancellation of any Policy, and, to the Seller's knowledge, no claim or coverage under any Policy is currently being disputed.

            4.16 Receivables.

                  (a) SCHEDULE 4.16 contains a correct and complete list of all notes receivable, accounts receivable and other obligations due and payable to Seller as of the Balance Sheet Date and all such notes receivable, accounts receivable, and other obligations due and payable to Seller are reflected in the January 31 Balance Sheet. Except to the extent such receivables or other obligations have been paid in the Ordinary Course since the date of the January 31 Balance Sheet, all notes receivable, accounts receivable and other obligations and receivables shown on the January 31 Balance Sheet or arising between the date of the January 31 Balance Sheet and the Closing Date (collectively, the "RECEIVABLES") (i) represent and constitute genuine, legal, valid and collectible obligations of and bona fide claims against the respective makers thereof or debtors thereon for sales made, services performed or other charges arising on or before the date hereof, and all of the goods delivered or services performed complied in all material respects in accordance with the applicable orders, contracts or client requirements therefor, and (ii) will be collected in an amount not less than the aggregate amount thereof reflected on the January 31 Balance Sheet (net of allowances and reserves reflected on the January 31 Balance Sheet calculated in accordance with GAAP consistently applied). None of such Receivables is subject to any defenses, counterclaims or rights of off-set.

                  (b) Except as set forth on SCHEDULE 4.16, Seller has not written off any Receivables since the date of the January 31 Balance Sheet, except nonmaterial write-offs in the Ordinary Course of the Business consistent with past practice. All receivables are evidenced by written agreements, invoices or other instruments, true and correct copies of which, upon request, will be made available to Matria for examination prior to the Closing. The reserves relating to all Receivables set forth on the January 31 Balance Sheet and the Closing Balance Sheet are (or will be) adequate, as of the respective dates thereof, to cover all uncollectible amounts in respect of such Receivables. Except as set forth in SCHEDULE 4.9, none of the Receivables is the subject of a pledge or assignment to secure debt, is subject to any Lien, or has been placed for collection with any attorney or collection agency or similar individual or firm.

            4.17 Judgments; Litigation. Except as set forth on SCHEDULE 4.17, there is no (a) outstanding judgment, order, decree, award, stipulation or injunction of any local, state, federal or foreign court, government or governmental department, commission, instrumentality, board, agency or authority ("GOVERNMENTAL ENTITY") against the Seller, the Assets or the Business, (b) action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation, whether civil, criminal or administrative ("ACTION"), by or before any Governmental Entity or arbitrator or any appeal from any of the foregoing pending or, to the Seller's knowledge, threatened, against the Seller, the Assets or the Business, or (c) fact or circumstance which the Seller has recognized as reasonably likely to lead to the instigation of any Action.

            4.18 Government Payments. All returns, declarations, reports and statements ("GOVERNMENT RETURNS") relating to any federal, state, local or foreign income, gross receipts, license, payroll, employment, real property, personal property, escheated funds or property, sales, use, import, export or other tax, assessment, duty, fee or charge of any kind whatsoever ("GOVERNMENT PAYMENTS") required to be filed in connection with the operations of the Business are true, complete and correct in all material respects, are in compliance in all material respects with all Legal Requirements applicable thereto and have been properly and timely filed, other than any such Government Returns as to which an extension as to the time to file has been obtained. The Seller has not requested any extension of time within which to file any Government Return, which Government Return has not since been filed. Matria has heretofore been furnished by the Seller with true, correct and complete copies of each Government Return of the Seller and its predecessors with respect to the past three (3) taxable years, and of all reports of, and communications from, any Governmental Entities relating to Government Payments for such period. All Government Payments required to be paid or withheld and deposited in connection with the operations of the Business have been duly and timely paid or deposited by the Seller. The Seller has properly withheld or collected all amounts required by law for Government Payments relating to its employees, creditors, independent contractors and other third parties, and for Government Payments on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. The Seller's accruals for Government Payments are adequate to cover all liabilities for Government Payments of the Seller for all periods ending on or before the Closing Date and such accruals would be adequate if the Seller were to file a Government Return on the Closing Date covering all liabilities accrued through the Closing Date. Except as disclosed in SCHEDULE 4.18, the Seller has never (a) had a tax deficiency proposed, asserted or assessed against it, (b) executed any waiver of any statute of limitations on the assessment or collection of any Government Payments, or (c) been delinquent in the payment of any Government Payments, within the last three (3) years. No Government Return relating to the Seller has been audited or the subject of other Action by any Governmental Entity, nor are there any Liens upon the Assets in favor of any Governmental Entity other than Liens for taxes not yet due. The Seller has not received any notice nor is aware of any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting the Seller, the Assets or the Business. The Seller is not a party to a tax allocation or tax sharing agreement.

            4.19 Employee Benefit Matters.

                  (a) Except as set forth in SCHEDULE 4.19, the Seller has no "employee benefit plans" (each, a "BENEFIT PLAN" and collectively, "BENEFIT PLANS") (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA")), profit-sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical or other compensation or benefit arrangements maintained or contributed to or required to be contributed to by the Seller for the benefit of its employees (or former employees) and/or their beneficiaries.

                  (b) The Seller has delivered to Matria true and complete copies of all documents pertaining to those items set forth on SCHEDULE 4.19. The Seller, does not maintain, or contribute to, any Benefit Plans other than those set forth on SCHEDULE 4.19. Each of the Benefit Plans is in compliance with all applicable Legal Requirements.

                  (c) The Seller has no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code of 1986, as amended (the "CODE")).

            4.20 Permits, Licenses, etc.

                  (a) The Seller possesses, and is in compliance in all material respects with, all Permits and all other franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to (i) occupy, maintain, operate and use the Real Property as it is currently used and proposed to be used, (ii) conduct the Business as currently conducted and as proposed to be conducted, and (iii) maintain and operate the Benefit Plans. SCHEDULE 1(a)(v) contains a true and complete list of all Permits. Each Permit has been lawfully and validly issued and is in full force and effect, and no proceeding is pending or, to the Seller's knowledge, threatened with respect to the revocation, suspension or limitation of any Permit. The execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby will not result in the revocation, suspension, limitation or adverse modification of any Permit and, except as set forth in SCHEDULE 4.20, all Permits are freely assignable to Matria at the Closing, no Permit will require the consent of its issuing authority to, or as a result of the consummation of, the transactions contemplated hereby.

                  (b) The Seller has not been notified nor does it currently have reason to believe any of the Permits will not in the Ordinary Course be renewed upon its expiration. The Seller is not in breach of, nor has the Seller received notice in writing or, to the Seller's knowledge, otherwise of any claim or assertion that the Seller has breached any of the terms or conditions of any Permit.

            4.21 Regulatory Filings. The Seller has made all required registrations and filings with and submissions to all applicable Governmental Entities relating to the operations of the Business as currently conducted and as proposed to be conducted. All such registrations, filings and submissions were in compliance in all material respects with all Legal Requirements and other requirements when filed, no material deficiencies have been asserted by any such applicable Governmental Entities with respect to such registrations, filings or submissions and no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

            4.22 Consents. SCHEDULE 4.22 sets forth all consents, authorizations and approvals of, and all filings, notices and registrations with, any Person to, or as a result of the consummation of, the transactions contemplated hereby or the Collateral Agreements that are necessary or advisable in connection with the operation of the Business as currently conducted and as proposed to be conducted or are required to be obtained or made by the Seller. All such consents and filings have been obtained or made or will be obtained or made by the Seller prior to the Closing.

            4.23 Purchased Contracts; No Defaults. SCHEDULE 1(a)(iii) contains a true and complete list and description of all contracts, agreements, understandings, arrangements and commitments, written or oral, attributable or relating to the Business, the Assets or the Assumed Liabilities. True and complete copies of such written Purchased Contracts and complete summaries of such oral Purchased Contracts have been provided to Matria. Each Purchased Contract is, and immediately after the Closing will be (on identical terms), legal, valid, binding, enforceable and in full force and effect in the form delivered to Matria. The Seller is not and to the Seller's knowledge no other party is in breach of or default under any Purchased Contract, and the Seller has not received in writing or otherwise any claim or assertion that the Seller is in material breach of or default under any Purchased Contract. No event has occurred or, based on facts presently known to exist, is reasonably anticipated which with notice or lapse of time or both would constitute a breach or default, or permit termination, acceleration or modification, under any Purchased Contract. Except as set forth on SCHEDULE 4.22, the execution and delivery of this Agreement or the Collateral Agreements and the consummation of the transactions contemplated hereby or thereby will not result in any change or modification of any of the rights or obligations of any party under or violate or result in a breach or event of default under or result in termination of, any of the Purchased Contracts.

            4.24 Employee Matters.

                  (a) SCHEDULE 4.24(a) contains a true and complete list of all employees, officers or consultants of Seller, including each such person's (i) title/position, (ii) 2004 compensation and (iii) inception date of employment or other relationship with Seller. SCHEDULE 4.24(a) also contains a true and complete list of all contracts or commitments pertaining to terms of employment, compensation, bonuses, profit sharing, acquisition or disposition of partnership interests, commissions, incentives, loans or loan guarantees, severance pay or benefits, use of the Seller's property and related matters of the Seller with any current or former partner, member, officer, director, employee or consultant, and true and complete copies of all such contracts, agreements, plans, arrangements and understandings have been delivered to Matria. Except as set forth on SCHEDULE 4.24(a) the Seller has not offered or promised any equity interest in the Seller or the Business to any current or former partner, member, officer, director, employee or consultant.

                  (b) Seller is in compliance in all material respects with all Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety, and has not received notice of, and is not engaged in, any unfair labor practice.

                  (c) Except to the extent provided in SCHEDULE 4.24(c), there are no claims, grievances or arbitration proceedings, workers' compensation proceedings, labor disputes, governmental investigations or administrative proceedings of any kind pending or, to the Seller's knowledge, threatened against or relating to the Seller, its employees or employment practices, or operations as they pertain to conditions of employment, nor is the Seller subject to any order, judgment, decree, award or administrative ruling arising from any such matter.

                  (d) No labor, collective bargaining, union or similar agreement is currently in existence or is being negotiated by the Seller, and no union or labor organization has been certified or recognized as the representative of any employees of the Seller or, to the Seller's knowledge, is seeking such certification or recognition or is attempting to organize any of the employees of the Seller.

            4.25 Affiliations. Except as disclosed on SCHEDULE 4.25, no member, manager, officer or employee of the Seller has, directly or indirectly, (a) an interest (other than the ownership of less than five percent of any class of voting securities registered under the Securities Exchange Act of 1934, as amended, of any issuer) in any Person that (i) furnishes or sells, or proposes to furnish or sell, services or products that are furnished or sold by the Seller or (ii) purchases from or sells or furnishes to, proposes to purchase from or sell or furnish to, the Seller any goods or services or (b) a beneficial interest in any contract or agreement to which the Seller is a party or by which the Seller, the Assets or the Business is bound or affected, or (c) any claim against the Seller, the Assets or the Business which could have a Material Adverse Effect thereon or on the Seller's title to or its right to use the Assets, or Matria's right to conduct the Business following the Closing. Except as disclosed on SCHEDULE 4.25, none of the Assets include any receivables from any member, manager, officer or employee of the Seller.

            4.26 Compliance with Law. Except as set forth in SCHEDULE 4.26, the Seller (a) currently is not, in any material respect, in violation of, or conducting the Business or operations of the Seller in violation of, or using or occupying the properties or assets used in the Business in violation of, any Legal Requirement, (b) in the past, has not in any material respect violated, conducted the Business or operations of the Seller in violation of, or used or occupied the properties or assets used in the Business in violation of, any Legal Requirement, and (c) has not received any notice of any alleged violation of, nor any citation for noncompliance with, any Legal Requirement. To the Seller's knowledge, there are no facts that are reasonably likely to give rise to any violation by the Seller of any Legal Requirement.

            4.27 Customers and Suppliers.

                  (a) SCHEDULE 4.27(a) contains a true and complete list of the names and addresses of Seller's Customers ("CUSTOMERS") during each of calendar years 2003 and 2004 and year-to-date 2005. Except as set forth on SCHEDULE 4.27(a), in the last twelve (12) months, no such Customer (i) has cancelled, suspended or otherwise terminated its relationship with Seller, (ii) has advised Seller of its intention to cancel, suspend or otherwise terminate its relationship with Seller, or to materially and adversely change the terms upon which it pays for goods or services from Seller, or (iii) could reasonably be expected to cancel, suspend or terminate its relationship with Seller, to suspend or terminate its reimbursement to Seller or to materially and adversely change the terms upon which it pays for goods or services from Seller as a result of the consummation of the transaction contemplated by this Agreement or otherwise. Subject to the receipt of all applicable consents, approvals and authorizations described in
SCHEDULE 4.22, except as described on SCHEDULE 4.27(a), Seller has maintained and continues to maintain good relationships with its Customers and Seller is not aware of any reason that such relationships will suffer any material adverse changes in the foreseeable future (other than as a result of conditions affecting the industry generally), including, without limitation, as a result of the consummation of the transaction contemplated by this Agreement or the Collateral Agreements, provided the Business of Seller continues to be conducted in substantially the same manner as heretofore.

                  (b) SCHEDULE 4.27(b) contains a true and complete list of the ten (10) largest suppliers of Seller as measured by Seller's purchases of goods or services during each of calendar years 2003 and 2004 and year-to-date 2005. No such supplier (i) has cancelled, suspended or otherwise terminated its relationship with Seller, (ii) has advised Seller of its intention to cancel, suspend or otherwise terminate its relationship with Seller, to increase its pricing to Seller, to curtail its accommodations, sales or services to Seller or to materially and adversely change the terms upon which it sells products to Seller, or (iii) subject to the receipt of all applicable consents, approvals and authorizations described in SCHEDULE 4.22, could reasonably be expected to cancel, suspend or terminate its relationship with Seller, to increase its pricing, to curtail its accommodations, sales or services to Seller or to materially and adversely change the terms upon which it sells its products to Seller as a result of the consummation of the transaction contemplated by this Agreement or otherwise. To Seller's knowledge, there are no current threatened or reasonably anticipated restrictions on the supply of goods and services to Seller. The Seller has maintained and continues to maintain good relationships with its suppliers and Seller has no knowledge that any supplier intends to materially adversely change its relationship with Seller in the foreseeable future (other than as a result of conditions affecting the industry generally), including, without limitation, as a result of the consummation of the transaction contemplated by this Agreement, provided the Business of Seller continues to be conducted in substantially the same manner as heretofore, and subject to the receipt of all applicable consents, approvals and authorizations described in SCHEDULE 4.22.

            4.28 Hazardous Materials. The Seller is in compliance in all material respects with, and the Seller has no liability under any Legal Requirement relating to the release, storage, generation, use, manufacture, treatment, deposit or disposal of any hazardous or toxic substance, material or waste ("ENVIRONMENTAL LAWS"). There are no consent decrees, consent orders, judgments, judicial administrative orders, or Liens against the Seller relating to Environmental Laws which regulate, obligate or bind the Seller. There are no existing or pending or, to the Seller's knowledge, threatened claims, suits, orders, actions, law suits, legal proceedings or other proceedings based on, and neither the Seller nor any officer or director of the Seller has directly or indirectly received any formal or informal notice of any claims relating to Environmental Laws against the Seller or any Person or entity whose liability for any claims the Seller has assumed or retained either contractually or by operation of law arising under Environmental Laws. There has been no storage or release by the Seller of any hazardous or toxic substance material or waste in violation of Environmental Laws at any of the facilities owned, operated or leased by the Seller, nor any property formerly owned, operated or leased by the Seller during the period of such ownership, operation or tenancy.

            4.29 Brokers' Fees. Except as set forth on SCHEDULE 4.29, no broker, finder or similar agent has been employed by or on behalf of the Seller or any Affiliate of Seller in connection with this Agreement or the transactions contemplated hereby, and neither the Seller nor any Affiliate of Seller has entered into any agreement, arrangement or understanding of any kind with any Person for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

            4.30 FIRPTA. The Seller is not and has never been a "United States real property holding company" within the meaning of Section 897(c)(2) of the Code.

            4.31 Certain Payments. Seller has not, nor to the Seller's knowledge, has any other person or entity, directly or indirectly, on behalf of or with respect to the Seller: (a) made, received, or offered to make or receive, any payments which was not legal to make, to receive, or to offer to make or receive, including without limitation, payments prohibited under applicable federal and state "fraud and abuse" or anti-referral or anti-kickback statutes; (b) made an illegal political contribution; or (c) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

            4.32 HIPAA Compliance. Seller has undertaken all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of the Business that could be materially adversely affected by the failure of Seller to be HIPAA Compliant (as defined below). Seller is HIPAA Compliant as of the date hereof. For purposes hereof, "HIPAA COMPLIANT" shall mean that Seller has developed and implemented internal systems, policies and procedures in order to ensure that the Business is and will continue to be in compliance with the Health Insurance Portability and Accountability Act of 1996 and all rules and regulations promulgated thereunder.

            4.33 Bank Accounts. SCHEDULE 4.33 contains a true, correct and complete list and description of all bank and or investment accounts used by Seller.

            4.34 Insolvency Proceedings. No insolvency proceedings of any kind or nature, including, without limitation, bankruptcy, receivership, reorganization, or other arrangements with creditors, whether voluntary or involuntary, with respect to Seller are pending or threatened.

            4.35 Securities Matters

            (a) Seller is an "accredited investor," as that term is defined in Rule 501(a) promulgated under the Securities Act, and Seller acknowledges that Matria delivered to Seller all Reports (as defined in Section 5.4) and has made available to Seller at a reasonable time prior to the date hereof the opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and the Matria Shares that may be received by Seller pursuant to this Agreement and to obtain any additional information that Matria possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished to Seller.

            (b) Seller has the knowledge and experience in financial and business matters and is fully capable of evaluating the merits and risks of an investment in the Matria Shares and has received all the information it considers necessary or appropriate for deciding whether to acquire the Matria Shares.

            (c) Seller understands that, until such time as the Matria Shares shall be registered for resale under the Securities Act, as required by Section 2.5(b), (i) the Matria Shares will be characterized as "restricted securities" under the federal securities laws and that the Matria Shares, if and when issued, will be acquired from Matria in a transaction not involving a public offering, (ii) the Matria Shares have not been, and will not be prior to issuance, registered under the Securities Act, the Georgia Securities Act of 1973, as amended (the "GEORGIA ACT"), or any other state securities laws, and that Matria will issue the Matria Shares in a transaction exempt from the registration requirements thereof, and (iii) the Matria Shares may not be offered, sold or otherwise transferred unless such disposition is registered under the Securities Act, the Georgia Act and/or any other applicable state securities laws or is exempt from registration thereunder.

            (d) Seller is acquiring the Matria Shares to be issued to it hereunder for its own account, not as nominee or agent, for investment and not with a view to the resale or distribution of all or any part thereof within the meaning of the Securities Act except pursuant to an effective registration statement.

            (f) Seller acknowledges and agrees that any certificate evidencing the Matria Shares will contain legends substantially to the following effect:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE BEEN (i) ACQUIRED FOR INVESTMENT; (ii) ISSUED AND SOLD IN RELIANCE ON THE EXEMPTION FROM REGISTRATION UNDER THE GEORGIA SECURITIES ACT OF 1973 (THE "ACT") PROVIDED BY SECTION 9(13) OF THE ACT; AND (iii) ISSUED AND SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"). THE SECURITIES CANNOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN A TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH THE ACT; (ii) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR IN A TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH THE ACT; AND (iii) EVIDENCE SATISFACTORY TO THE

      ISSUER OF COMPLIANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE ISSUER SHALL BE ENTITLED TO RELY UPON AN OPINION OF COUNSEL SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THE ABOVE LAWS."

            4.36 Disclosure. No representation or warranty of the Seller in this Agreement or any of the Collateral Agreements, and no information contained in any Schedule or other writing delivered by Seller pursuant to this Agreement or the Collateral Agreements or at the Closing, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. Seller has delivered to Matria true, correct and complete copies of all documents, and any and all amendments to any such documents, referred to in this Agreement or in any Schedule delivered by Seller to Matria pursuant to this Agreement or the Collateral Agreements.

      5. Representations and Warranties of Matria. Matria hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date, as follows:

            5.1 Organization; Good Standing; Authority. Matria has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Matria and the performance of its obligations hereunder have been duly and properly authorized by the directors of Matria and no other corporate action or approval by Matria is necessary for the execution, delivery or performance of this Agreement.

            5.2 Execution and Delivery. This Agreement has been duly authorized by all necessary action on the part of Matria, has been duly executed and delivered by Matria and constitutes the legal, valid and binding agreement of Matria enforceable against Matria in accordance with its terms.

            5.3 No Conflicts. Subject to receipt of the consents and approvals set forth on SCHEDULE 5.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which Matria is a party or by which Matria is bound or affected or to which any of the property or assets of Matria are bound or affected, (b) result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Matria or any Legal Requirement, or (c) result in the creation or imposition of any Lien upon any property or asset of Matria.

            5.4 Exchange Act Reports. Matria has delivered to Seller (i) Matria's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 containing consolidated balance sheets of Matria at December 31, 2003 and 2002 and consolidated statements of operations, shareholders' equity and cash flows of Matria for the three years ended December 31, 2003, (ii) Matria's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and (iii) any Current Reports on Form 8-K filed by Matria since December 31, 2003 (collectively, the "REPORTS"). All Reports as of their respective dates (i) comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder, and (ii) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent any such misstatement or omission has been superseded by a subsequent report or other document filed with the SEC. All financial statements included in the Reports, including the related notes and schedules, have been prepared in accordance with GAAP, consistently applied (except as indicated therein) and fairly represent the consolidated financial condition, assets and liabilities of Matria at the dates thereof and the consolidated results of operations, shareholders' equity and cash flows of Matria and its subsidiaries for the periods stated therein.

            5.5 Disclosure. No representation or warranty of Matria in this Agreement or any of the Collateral Agreements, and no information contained in any Schedule or other writing delivered by Matria pursuant to this Agreement or the Collateral Agreements or at the Closing, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. Matria has delivered to Seller true, correct and complete copies of all documents, and any and all amendments to any such documents, required to be delivered to Seller pursuant to this Agreement or any Schedule delivered by Matria to Seller pursuant to this Agreement or the Collateral Agreements.

      6. Conduct of Business Pending Closing. During the period commencing on the date hereof and continuing through the Closing Date, the Seller covenants and agrees to conduct its business as follows (except as otherwise expressly contemplated by this Agreement or as otherwise consented to by Matria in writing):

            6.1 Qualification. The Seller shall maintain all qualifications to transact business and remain in good standing in the State of Delaware and in the foreign jurisdictions set forth on SCHEDULE 4.2.

            6.2 Ordinary Course. The Seller shall conduct its business in, and only in, the Ordinary Course and shall preserve intact its current business organizations, use its best efforts to keep available the services of its current officers and employees and preserve its relationships with Customers, suppliers and others having business dealings with it to the end that its goodwill and going business value shall be unimpaired at the Closing Date.

            6.3 Organic Changes. Seller shall not (a) amend its organizational document in any manner which could have an adverse impact on the transactions contemplated by this Agreement, (b) merge or consolidate with any other Person,
(c) liquidate or dissolve, or (d) obligate itself to do any of the foregoing.

            6.4 Liens. The Seller shall not grant any Liens on the Assets.

            6.5 Maintenance of Assets. Seller will maintain the Assets in their present operating condition, subject to ordinary wear and tear.

            6.6 Accounting. The Seller shall not make any change in the accounting principles, methods, records or practices followed by the Seller or depreciation or amortization policies or rates theretofore adopted by the Seller. The Seller shall maintain its books, records and accounts in accordance with GAAP applied on a basis consistent with that of prior periods.

            6.7 Compliance with Legal Requirements. The Seller shall comply in all material respects promptly with all Legal Requirements applicable to it and its operations.

            6.8 Disposition of Assets. The Seller shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien upon, any of the Assets, except for sales of inventory in the Ordinary Course.

            6.9 Compensation. Except (i) for any subsequent distribution by Seller to its members of any Mile Stone Payment made to Seller or (ii) as contemplated by the Escrow Agreement and agreed to in writing by Matria, the Seller shall not do any of the following: (a) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than to comply with any Legal Requirement, (b) pay, or make any accrual or arrangement for payment of, any compensation or bonuses or enter into any employment or loan or loan guarantee agreement with, any current or former partner of the Seller or, except in the Ordinary Course, any other officer, manager, director, employee or consultant of the Seller or (c) enter into any severance or termination agreement with respect to any officer or key employee of the Business.

            6.10 Modification or Breach of Agreements; New Agreements. The Seller shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in any breach or violation of or constitute a default under (with or without notice or passage of time, or both) or otherwise give any Person a basis for nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement, instrument, arrangement or understanding, written or oral, disclosed in this Agreement or the Schedules hereto. The Seller shall not become a party to any contract or commitment other than in the Ordinary Course. The Seller shall meet all of its contractual obligations in accordance with their respective terms.

            6.11 Capital Expenditures. The Seller shall make capital expenditures in the Ordinary Course, in an amount of at least the amount budgeted for and consistent with the needs of the Business.

            6.12 Maintain Insurance. The Seller shall maintain its Policies in full force and effect and shall not do or permit to be done any act by which any of the Policies may be suspended, impaired or canceled.

            6.13 Discharge. The Seller shall not cancel, compromise, release or discharge any claim of the Seller upon or against any Person or waive any right of the Seller of material value, and shall not discharge any Lien upon any asset of the Seller or compromise any debt or other obligation of the Seller to any Person other than Liens, debts or obligations with respect to current liabilities of the Seller.

            6.14 Distributions. The Seller shall not make any distributions or payment to its members and shall not, directly or indirectly, redeem, purchase or otherwise acquire any membership interests in the Seller.

            6.15 Other Actions. Seller shall not take any action that would or could be reasonably expected to result in any of the representations and warranties of Seller set forth in this Agreement becoming untrue in any respect at any time on or prior to the Closing Date or the date this Agreement terminates.

            6.16 Seller to Advise Matria of Changes. Seller shall promptly advise Matria in writing of any change or event having or which can reasonably be foreseen to have a Material Adverse Effect on the Assets or the Business.

      7.    Additional Covenants.

            7.1 Consents. During the period from the date hereof through the Closing Date, Matria and the Seller shall use their reasonable best efforts to obtain, any consent, permit, authorization or approval of, or exemption by, any Person required to be obtained by it in connection with the transactions contemplated by this Agreement, including the items contained on SCHEDULE 4.20 and SCHEDULE 4.22. To the extent that the rights of Seller under or to any Asset may not be assigned without the consent, permit, authorization or approval or, or exemption by, another Person which has not been obtained by Seller prior to the Closing, neither this Agreement nor the Assignment and Assumption Agreement (as defined in Section 8.2(h)) shall constitute an agreement to assign the same if an attempted assignment would constitute a breach or cause the termination thereof or be unlawful. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair Matria's rights under the instrument in question so that Matria would not effectively acquire the benefit of all such rights, then Seller, to the maximum extent permitted by law and the instrument, shall, at Matria's request, act as Matria's agent in order to obtain for Matria the benefits thereunder and cooperate, to the maximum extent permitted by law and the instrument, with Matria in any other reasonable arrangement designed to provide such benefits to Matria (including, without limitation, by entering into an equivalent arrangement).

Notwithstanding Matria's decision to consummate the Closing in the absence of any such consent, after the Closing Seller shall use its best efforts to obtain all such consents, permits, authorizations, approvals or exemptions and, if and when any is obtained, Seller shall promptly assign the instrument in question to Matria. Matria covenants and agrees to indemnify Seller and each of its officers, directors, employees, members and agents and to hold each of them harmless against all fees, loss, liability, expense, claims, damages or judgments (including reasonable attorney's fees and expenses) directly or indirectly arising out of or in connection with Seller's service as Matria's agent in connection with this Section 7.1.

            7.2 Matria's Access to Information. During the period commencing on the date hereof and continuing through the Closing Date, Seller shall (a) afford to Matria and current and prospective Matria lenders and their respective officers, directors, employees, accountants, counsel and other representatives reasonable access to all of the Seller's properties, books, contracts, commitments, records and personnel, and (b) furnish promptly to Matria all information concerning the Seller's business, properties, books, contracts, commitments, records and personnel as any Matria may reasonably request. The foregoing shall include direct access to the Seller's Customers and suppliers.

            7.3 Further Assurances.

                  (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to (i) perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by such party prior to or as of the Closing Date, and (ii) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements for it to consummate and make effective the transactions contemplated by this Agreement.

                  (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such necessary or desirable action and execute, deliver and file, or cause to be executed, delivered and filed, all necessary or desirable documentation.

                  (c) If at any time after the Closing either party receives any account receivable or other asset to which the other party hereto is entitled, such receiving party shall forward such account receivable or other asset to such other party.

            7.4 Exclusive Period. Until the earlier of (a) the termination of this Agreement under Section 9.1, or (b) the Closing under this Agreement (the "EXCLUSIVE PERIOD"), the Seller agrees that (i) it will not sell or otherwise transfer any significant asset of the Seller (other than in the Ordinary Course) or enter into an agreement to sell or otherwise transfer any such asset; (ii) none of the Seller or its representatives, trustees, employees or Affiliates will, directly or indirectly, solicit any offers, bids or indications of interest from, or initiate or continue negotiations with (other than to terminate certain other preexisting negotiations), any Person other than Matria with respect to the sale of any interests in, the Business or material assets of the Seller or an interest therein; and (iii) none of the Seller or its representatives, trustees, employees or Affiliates will provide any information about the Business to any Person other than Matria, its counsel and other advisors, and Matria's current or proposed lending sources. In the event that any third-party approaches the Seller regarding an interest in purchasing all or a substantial portion of the interests in the Seller or assets of the Business, the Seller shall notify Matria immediately as to the interest or proposal, its source and its terms, and shall rebuff such offer.

            7.5 Expenses. Each party will bear the costs of its agents, attorneys, accountants, investment bankers, travel, lodging and entertainment and associated expenses, except as provided in this Agreement. Any such costs of the Seller arising from or relating to the preparation, negotiation, execution and closing of the Confidentiality Agreement, Letter of Intent, this Agreement and the Collateral Agreements shall be deemed to be costs of Seller.

            7.6 No Public Announcements. Prior to the Closing, none of Matria or the Seller or any of their respective Affiliates shall, without the express written approval of Seller and Matria, make any press release or other public announcements concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Legal Requirements, in which case the other parties shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, that (a) Matria may issue a press release announcing the execution of this Agreement and discuss the proposed acquisition in any conference with analysts, investors or other interested parties, (b) Matria may file a Current Report on Form 8-K with respect to the execution of this Agreement, and (c) the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement.

            7.7 Notices of Certain Events.

                  (a) Seller shall promptly notify Matria of any notice or other communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Collateral Agreement and (ii) any Governmental Entity in connection with the transactions contemplated by this Agreement or any Collateral Agreement; and

                  (b) Seller shall promptly notify Matria of the Seller's material breach of any obligation, representation, warranty or covenant under this Agreement or any Collateral Agreement, or any fact that would cause any representation or other fact contained in this Agreement or any Collateral Agreement to be materially inaccurate or materially misleading.

            7.8 Certain Filings. The Seller and Matria shall cooperate with each other (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any filings or furnishing information required in connection therewith.

            7.9 Change of Seller Name. Promptly following the Closing, Seller shall take all steps necessary to amend its organizational documents to change the name of Seller to a name that is clearly distinguishable from "Miavita."

            7.10 Insurance Matters. Prior to the Closing, Seller shall purchase, to the extent available, tail insurance with a claims period of at least three
(3) years for each of the Policies covering Seller and the Persons who are presently covered by the Policies with respect to matters or circumstances occurring at or prior to the Closing Date, on terms which are no less favorable to Seller and such Persons than the terms of such current insurance in effect for the Seller on the date hereof.

            7.11 Modification of Vendor Management Agreement. Without the prior consent of Seller, which consent shall not be unreasonably withheld, Matria shall not take any action to terminate or materially modify or amend the Vendor Management Agreement except to add additional Program Attachments (as such term is defined in the Vendor Management Agreement) thereto.

            7.12 Payments under Bonus Plan at Closing. At Closing, Seller shall distribute to its employees all bonus amounts owed by Seller at Closing pursuant to the Bonus Plan attached as Exhibit A to the Escrow Agreement (the "BONUS PLAN"). Seller covenants and agrees to indemnify Matria and each of its officers, directors, employees and agents and to hold each of them harmless against all fees, loss, liability, expense, claims, damages or judgments (including reasonable attorney's fees and expenses) directly or indirectly arising out of or in connection with (i) the payment of, or failure to pay, any bonus amounts owed under the Bonus Plan and (ii) any withholding requirements with respect to the payment of such bonus amounts under applicable federal, state and local laws.

      8.    Conditions Precedent to Closing.

            8.1 Conditions of Matria and the Seller. Notwithstanding any other provision of this Agreement, the respective obligations of Matria and the Seller to consummate the transactions contemplated hereby shall be subject to the condition that there shall not be pending or threatened any Action before any Governmental Entity challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby, which condition may be waived by Matria and Seller, in each such party's sole discretion.

            8.2 Conditions of Matria. Notwithstanding any other provision of this Agreement, the obligation of Matria to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, each of which may be waived by Matria in its sole discretion:

                  (a) The representations and warranties of the Seller contained in this Agreement and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, and the Seller shall have performed in all material respects the agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date;

                  (b) Matria shall have received from the Seller a closing certificate dated the Closing Date certifying each of the matters set forth in
Section 8.2(a);

                  (c) No act, event or condition shall have occurred after the date hereof, or shall have occurred prior to the date hereof which Matria later becomes aware, which Matria reasonably determines has had or could have a Material Adverse Effect, which shall include, without limitation, any material adverse change between the Seller and any significant Customer;

                  (d) Matria shall have received evidence that the Seller has received all consents, permits, authorizations, exemptions and approvals (including, but not limited to, regulatory consents, permits, authorizations, exemptions and approvals) required to be obtained in connection with the consummation of the transactions contemplated hereunder the failure of which to obtain would have Material Adverse Effect on the operations of the Seller as now conducted and as to be conducted after the Closing, each of which are listed in
SCHEDULE 4.22;

                  (e) Matria shall have obtained all consents and waivers to this Agreement and the transactions contemplated hereby required under the Credit Agreement, on terms satisfactory to Matria;

                  (f) Matria shall have received the Escrow Agreement executed by the Seller and the Escrow Agent, substantially in the Form of EXHIBIT A, which Escrow Agreement shall set forth the terms of a post-Closing incentive program to retain senior management of Seller at least through the end of Period 2, which incentive program shall be in a form and substance reasonably acceptable to Matria;

                  (g) Matria shall have received the executed Vendor Management Agreement, substantially in the form of EXHIBIT B hereto;

                  (h) Matria shall have received a Bill of Sale executed by Seller, substantially in the form of EXHIBIT C attached hereto;

                  (i) Matria shall have received an executed Assignment and Assumption Agreement, substantially in the form of EXHIBIT D attached hereto (the "ASSIGNMENT AND ASSUMPTION AGREEMENT");

                  (j) Each of the following employees (the "KEY EMPLOYEES") shall have accepted employment with Matria on terms reasonably satisfactory to
Matria:

                     Kathryn Creech - Chief Executive Officer

                     Kevin Howatt - Senior Vice President, Business Development

                     Will Micklin - Vice President, Technology

                     Steven Dean - Vice President, Product Development

                     Heather Zeitz - Vice President, Programming & Health
                                     Services

                     Janet Alexander - Vice President, Client & Marketing
                                       Services;

                  (k) Matria shall have received from Maron & Sandler, counsel for the Seller, a written opinion dated the Closing Date and addressed to Matria with respect to customary matters, such matters to be mutually agreed upon by the parties prior to Closing;

                  (l) Matria shall have received evidence that Seller has received consents to assignment of the contracts listed on SCHEDULE 8.2(k);

                  (m) Matria shall have received non-competition agreements executed by such individuals and in such form as are agreed upon by Matria and Seller;

                  (n) Matria shall have received a certificate dated the Closing Date, executed by Seller, providing as attachments copies of resolutions approved by the members of Seller, certifying that the resolutions as attached to such certificate were duly adopted by the members of Seller and that such resolutions remain in full force and effect, authorizing and approving the execution by Seller of this Agreement and other documents related to this transaction and approving the consummation by Seller of the transactions contemplated by such agreements and documents; and

                  (o) Seller shall have delivered to Matria the Estimated Balance Sheet.

            8.3 Conditions of Seller. Notwithstanding any other provision of this Agreement, the obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, each of which may be waived by Seller in his sole discretion:

                  (a) The representations and warranties of Matria contained in this Agreement and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, and Matria shall have performed in all material respects the agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date;

                  (b) Seller shall have received from Matria a closing certificate dated the Closing Date certifying each of the matters set forth in
Section 8.3(a);

                  (c) Seller shall have received the Estimated Initial Purchase Price, less the Six Hundred Sixty-Seven Thousand Dollars ($687,000.00) to be deposited in escrow pursuant to Section 2.2(b), by wire transfer to an account designated by Seller;

                  (d) Matria shall have deposited the sum of Six Hundred Sixty-Seven Thousand Dollars ($687,000.00) with the Escrow Agent;

                  (e) Seller shall have received the Assignment and Assumption Agreement, executed by Matria;

                  (f) Seller shall have received the Escrow Agreement executed by Matria and the Escrow Agent, substantially in the Form of EXHIBIT A, which Escrow Agreement shall set forth the terms of a post-Closing incentive program to retain senior management of Seller at least through the end of Period 2, which incentive program shall be in a form and substance reasonably acceptable to Seller;

                  (g) The Vendor Management Agreement, substantially in the Form of EXHIBIT B, shall have been executed and delivered by each of Matria and a wholly owned subsidiary of Matria created to operate the Business after Closing; and

                  (h) Seller shall have received evidence that Matria has received all consents and approvals, if any, of third parties required to be obtained by Matria in connection with the consummation of the transactions contemplated hereunder.

      9.    Termination, Amendment and Waiver.

            9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by written consent of Matria and the Seller;

                  (b) by Matria, on the one hand, or by Seller, on the other hand, by written notice to the other party if the Closing shall not have been consummated on or before April 30, 2005, unless such date is extended upon mutual agreement of such parties, provided that the party terminating this Agreement under this clause (b) shall not then be in material breach of any of its obligations under this Agreement;

                  (c) by Matria if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by Seller under this Agreement, or (ii) any of the conditions precedent to Closing set forth in
Section 8.1 or Section 8.2 have not been met by April 30, 2005 through no fault of Matria; or

                  (d) by Seller (i) if there has been a material misrepresentation, breach of warranty or breach of covenant by Matria under this Agreement, or (ii) any of the conditions precedent to Closing set forth in Section 8.1 or Section 8.3 have not been met by April 30, 2005 through no fault of Seller.

            9.2 Effect of Termination.

                  (a) If this Agreement is terminated for any reason, the provisions of Section 7.5 (Expenses) and Section 12.11 (Arbitration), as well as the provisions of the letter agreement dated January 3, 2005 between Seller and Matria (the "Confidentiality Agreement") shall remain in full force and effect.

                  (b) If this Agreement is terminated as provided in Section 9.1(a) this Agreement shall forthwith become void (except as stated in subsection 9.2(a) above) and there shall be no liability or obligation hereunder on the part of any party hereto or their respective managers, directors, officers, employees, agents or other representatives.

                  (c) If this Agreement is terminated as provided in Section 9.1(b), (c) or (d) hereof, such termination shall be without prejudice to any rights that the terminating party may have against any breaching party or any other Person under the terms of this Agreement or otherwise.

            9.3 Amendment. This Agreement may be amended at any time by a written instrument executed by Matria and the Seller. Any amendment effected pursuant to this Section 9.3 shall be binding upon all parties hereto.

            9.4 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 9.4 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

      10.   Indemnification.

            10.1 Survival Provisions.

                  (a) The representations and warranties, covenants and agreements of the parties hereto contained in this Agreement and the Collateral Agreements shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination, or knowledge of, or investigation by or on behalf of any party hereto).

                  (b) Claims for indemnification arising from breaches of representations and warranties must be made by delivery of written notice to the party against whom the indemnification claim is made, setting forth in general terms the basis for the indemnification claim, no later than June 30, 2007 (the "TERMINATION DATE"); provided, however, (A) if the applicable statute of limitations with respect to claims arising from any breach of the representations and warranties contained in Section 4.1 (Title to Assets),
Section 4.18 (Government Payments), Section 4.28 (Hazardous Materials), Section
4.31 (Certain Payments) or Section 4.32 (HIPAA Compliance) extends beyond the Termination Date, such claims may be made at any time until expiration of the applicable statute of limitations, or indefinitely if no such statute of limitations exists and (B) to the extent any representation or warranty involved fraud or was willfully inaccurate such claim may be made at any time and shall not be subject to the Termination Date or the applicable statute of limitations (the period from the Closing Date until the Termination Date or the applicable later date pursuant to clauses (A) or (B) is referred to herein as the "CLAIMS PERIOD"). The matters referred to in Section 10.1(b)(A) and (B) shall be referred to herein as the "SPECIFIED MATTERS".

            10.2 Indemnification.

                  (a) The Seller hereby covenants and agrees to defend, indemnify and hold harmless Matria, its Affiliates and their respective officers, directors, employees and agents (collectively, the "MATRIA INDEMNITEES") from and against any and all claims, actions, losses, obligations, costs, expenses, settlement payments, awards, damages, judgments, fines, penalties and other liabilities of any kind or nature whatsoever, including, without limitation, reasonable attorneys', accountants' and experts' fees (collectively, "DAMAGES") arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by the Seller in this Agreement, in the Collateral Agreements or in any certificate delivered pursuant to this Agreement; (ii) the failure of the Seller to perform or observe any covenant, agreement or condition to be performed or observed by the Seller pursuant to this Agreement or any Collateral Agreement; (iii) the Excluded Assets or Excluded Liabilities, including the potential litigation set forth on
SCHEDULE 4.17; (iv) any inaccuracy in the calculation of the amount of the Assumed Vacation Pay ; (v) the failure to repay Matria the Mile Stone Excess Amount pursuant to Section 2.5(e); or (vi) failure to obtain the required consent with respect to the Blue Martini Software License and Services Agreement listed on SCHEDULE 4.22.

                  (b) Matria hereby covenants and agrees to defend, indemnify and hold harmless the Seller from and against any and all Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Matria in this Agreement, in the Collateral Agreements, or in any certificate delivered pursuant to this Agreement; and (ii) the failure of Matria to perform or observe any covenant, agreement or condition to be performed or observed by Matria pursuant to this Agreement or any Collateral Agreement.

            10.3 Limitations on Indemnification.

                  (a) Notwithstanding any other provision of this Section 10 to the contrary, the Indemnifying Party shall not be obligated to defend, indemnify and hold harmless any Indemnified Party for breaches of representations or warranties unless and until the aggregate amount of Damages incurred by the Indemnified Parties exceeds an amount equal to $100,000 (the "THRESHOLD"), in which event the Indemnifying Party shall be obligated to defend, indemnify and hold harmless the Indemnified Parties from and against all Damages incurred by the Indemnified Parties, including Damages included in reaching the Threshold; provided, however, that the Indemnifying Party shall not be entitled to the benefit of the Threshold with respect to any Specified Matter.

                  (b) The Indemnifying Party shall not be obligated to indemnify the Indemnified Parties for breaches of representations or warranties resulting in Damages in excess of a maximum amount equal to the sum of $1,000,000 and any Mile Stone Payments that are or become due and have not been paid by Matria on the date on which a claim for Damages is made by the Indemnified Party (the "CAP AMOUNT"); provided, however, that the Indemnifying Party shall not be entitled to the benefit of the Cap Amount with respect to any Specified Matter.

                  (c) Without limiting the availability or enforcement of any other remedies available to Matria, Matria shall have the right, in its sole discretion, to set off the amount of any Damages for which the Matria Indemnitees may be entitled under Section 10.2(a) against the Mile Stone Payments.

            10.4 Third Party Claims.

                  (a) If any party entitled to be indemnified pursuant to
Section 10.2 (an "INDEMNIFIED PARTY") receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any Action (any such claim or Action being referred to herein as an "INDEMNIFIABLE CLAIM") with respect to which another party hereto (an "INDEMNIFYING PARTY") is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "CLAIM NOTICE") of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages directly resulted or were caused by such failure.

                  (b) The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice (unless the claim or Action requires a response before the expiration of such thirty-day period, in which case the Indemnifying Party shall have until the date that is ten (10) days before the required response date) to acknowledge responsibility for the entire amount of the Indemnifiable Claim and undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided, that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party's consent if the settlement requires the Indemnified Party to admit wrongdoing, pay any fines or refrain from any action and

(iii) if, in the written opinion of counsel to the Indemnified Party, the Indemnified Party has separate defenses from the Indemnifying Party or there is a conflict of interest between the Indemnified and Indemnifying Parties or if there is any danger of criminal liability of the Indemnified Party, then the Indemnified Party shall be permitted to retain special counsel of its own choosing at the expense of the Indemnifying Party. So long as the Indemnifying Party has taken responsibility for and is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld.

                  (c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice (or before the date that is ten (10) days before the required response date, if the claim or Action requires a response before the expiration of such thirty (30) day period), that it acknowledges responsibility for the entire amount of the Indemnifiable Claim and elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion at the expense of the Indemnifying Party; provided, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

      11.   Covenants Not to Compete.

            11.1 Covenant Not To Compete. Except for the members of Seller set forth on SCHEDULE 11.1, Seller hereby agrees for a period of five (5) years following the Closing Date, Seller shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a shareholder, member, manager, director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business, firm, entity or organization, which competes with the Business anywhere in the United States.

            11.2 No Solicitation. Seller hereby agrees for a period of five (5) years following the Closing Date, Seller shall not (i) solicit or attempt to influence any of Matria's or its Affiliate's then-current employees to become employees or render services to any business or employer other than Matria or such Affiliate or to terminate their employment with Matria or such Affiliate, or (ii) solicit or attempt to influence any of Matria's or its Affiliate's then-current customers or clients to purchase goods or services from a competitor of Matria or such Affiliate.

            11.3 Severability. In the event any of the covenants in this Section 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time, or over too great a geographical area, or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

            11.4 Specific Performance. Seller acknowledges that a breach of the covenants contained in this Section 11 will cause irreparable damage to Matria, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Seller agrees that if Seller breaches the covenants contained in this Section 11 in addition to any other remedy which may be available at law or in equity, Matria shall be entitled to specific performance and injunctive relief, without, in the event of a final judgment, posting a bond or other security.

      12.   General Provisions.

            12.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

                  (a)   If to Matria, addressed to:

                             1850 Parkway Place, 12th Floor
                             Marietta, Georgia 30067
                             Attention: General Counsel
                             Facsimile: (770) 767-7769

                        With an additional copy to:

                             Troutman Sanders LLP
                             600 Peachtree Street, N.E., Suite 5200
                             Atlanta, Georgia 30308
                             Attention: James L. Smith, III
                             Facsimile: (404) 885-6687

                  (b)   If to Seller, addressed to:

                             Miavita LLC
                             1250 Fourth Street, Suite 580
                             Santa Monica, California 90401
                             Attention: Andrew Benson
                             Facsimile: (310) 570-4531

                        With an additional copy to:

                             Maron & Sandler
                             1250 Fourth Street, Suite 550
                             Santa Monica, California 90401
                             Attention: Stanley E. Maron, Esq.

                             Facsimile: (310) 570-4901

            12.2 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

            12.3 Third Party Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any other Person not a party to this Agreement (including, without limitation, any broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

            12.4 Entire Agreement. This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, and the Confidentiality Agreement, contain the entire understanding of the parties hereto with respect of their subject matter and supersede all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

            12.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder shall not be assignable by any party, other than to its lenders, without the written consent of the other party and any such purported assignment by any party without such consent shall be void. Matria may without obtaining the consent of any party hereto, assign all of the rights and remedies of Matria with respect to the representations, warranties, covenants and indemnities of Seller under this Agreement to any current or prospective holder of Indebtedness of Matria and further provided that Matria may assign this Agreement in whole or in part to an Affiliate of Matria, without the consent of the Seller, in which case Matria shall nonetheless remain liable for the performance of all of its obligations hereunder.

            12.6 Counterparts. This Agreement may be executed in one or more counterparts, including electronically transmitted counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

            12.7 Recitals, Schedules and Annexes. The recitals, schedules, exhibits and annexes to this Agreement are incorporated herein and made a part hereof as if fully set forth at length herein.

            12.8 Construction. The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the masculine,

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

feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision.

            12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

            12.10 Attorneys' Fees. In the event of any dispute related to or based upon this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys' fees and costs.

            12.11 Arbitration. Except as provided in Section 2.1(c), any unresolved controversy or claim arising from or relating to this Agreement or breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, then in effect. The decision of arbitration unless clearly erroneous, shall be final and conclusive upon the parties, and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitration proceedings shall be held in the State of Georgia. The arbitration proceedings shall be conducted before one (1) neutral arbitrator who shall be a member of the Georgia Bar who has been actively engaged in the practice of corporate and business law for at least fifteen (15) years, and shall proceed under any expedited procedures of the Commercial Arbitration Rules. The arbitrator shall have authority to award only (i) money damages, (ii) attorneys' fees, costs and expert witness fees to the prevailing party, and (iii) sanctions for abuse or frustration of the arbitration process. The arbitrator's compensation, and the administrative costs of the arbitration, shall be borne by the parties in the manner set forth in the arbitration award, as determined by the arbitrator. Notwithstanding the foregoing provisions of this Section 12.11, the parties are not required to arbitrate any issue for which injunctive relief is sought by any party hereto and both parties may seek injunctive relief in any federal or state court having jurisdiction.

            12.12 No Reliance. Seller has not relied upon Matria, or its Affiliates, agents, members, officers or employees (collectively the "OTHER PARTIES") for any advice concerning federal or state tax consequences to Seller resulting from the sale of the Assets or assumption of Assumed Liabilities. Seller will be responsible for the full amount of any federal or state tax liability resulting from the sale of the Assets and Assumption of Liabilities and will not look to the Other Parties for any reimbursement, offset or gross-up to the Purchase Price as a result of such liability.

                            [Signature Page Follows]

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

            IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

"MATRIA"                                 "SELLER"

MATRIA HEALTHCARE, INC.                  MIAVITA LLC,
a Delaware corporation                   a Delaware limited liability company

By: _________________________________   By: ____________________________________
Its: ________________________________   Its: ___________________________________